Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

RADIATION THERAPY SERVICES, INC.,

RADIATION THERAPY SERVICES HOLDINGS, INC.,

RTS MERGERCO, INC.,

and for purposes of Section 7.2 only

RADIATION THERAPY INVESTMENTS, LLC

dated as of October 19, 2007

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 19, 2007 (this “Agreement”), among Radiation Therapy Services, Inc., a Florida corporation (the “Company”), Radiation Therapy Services Holdings, Inc., a Delaware corporation (“Parent”), RTS MergerCo, Inc., a Florida corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and for purposes of Section 7.2 only, Radiation Therapy Investments, LLC, a Delaware limited liability company (“Holdings”).

WITNESSETH:

WHEREAS, a committee of independent and disinterested members (the “Special Committee”) of the board of directors of the Company (the “Board of Directors”) formed for the purpose of, among other matters, evaluating and making a recommendation to the full Board of Directors with respect to the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement in accordance with the Florida Business Corporation Act (the “FBCA”) has unanimously determined, and the Board of Directors (excluding any directors that are Participating Holders) has unanimously determined, that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the Merger, upon the terms and subject to the conditions set forth in this Agreement, and each of the Special Committee and the Board of Directors has, as of the date of this Agreement, unanimously (excluding any directors that are Participating Holders) approved and adopted this Agreement in accordance with the FBCA, upon the terms and subject to the conditions set forth in this Agreement, and recommended its approval and adoption by the shareholders of the Company;

WHEREAS, prior to approving and adopting this Agreement and the transactions contemplated hereby, on October 11, 2007, the Board of Directors unanimously approved an amendment, effective immediately as of the date of such approval, to the Bylaws of the Company, which amendment provides that Section 607.0902 of the FBCA does not apply to any control-share acquisition of any equity securities of the Company;

WHEREAS, the board of directors of Merger Sub has unanimously approved and adopted this Agreement in accordance with the FBCA and unanimously approved the Merger and the other transactions contemplated by this Agreement, and recommended the approval and adoption of this Agreement by Parent, as the sole shareholder of Merger Sub;

WHEREAS, the board of directors of Parent, and Parent, as the sole shareholder of Merger Sub, in each case, have unanimously approved and adopted this Agreement in accordance with the FBCA and unanimously approved the Merger and the other transactions contemplated by this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, Parent, Ranger Investment, LLC, a Delaware limited liability company and the sole stockholder of Parent (“Investor”), and certain beneficial owners (the “Participating Holders”) of Company Common Stock entered into Support and Voting Agreements (the “Support and Voting

Agreements”), pursuant to which the Participating Holders have agreed, among other things, (a) to vote any shares of Company Common Stock beneficially owned by them in favor of the approval of this Agreement, (b) not to sell or otherwise transfer any shares of Company Common Stock beneficially owned by them prior to the termination of the applicable Support and Voting Agreement in accordance with its terms, and (c) to contribute a portion of their shares of Company Common Stock (such shares, collectively, the “Rollover Shares”) to Investor immediately prior to the Effective Time of the Merger; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Vestar Capital Partners V, L.P. has provided the Company with an executed copy of its Equity Commitment Letter, pursuant to which Vestar Capital Partners V, L.P. agrees to provide equity financing to Parent in connection with the transactions contemplated hereby and to fund certain obligations of Parent and Merger Sub in connection with this Agreement, as provided therein; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements specified in this Agreement in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger.

At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the FBCA, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

Section 1.2 Closing.

The closing of the Merger (the “Closing”) to the extent it cannot be conducted electronically shall take place at the offices of Kirkland & Ellis LLP, 153 East 53rd Street, New York, New York 10022 (or at such other place as agreed to by the parties) at 10:00 a.m. local time, on a date to be specified by the parties (the “Closing Date”) which shall be no later than the third business day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing; provided that notwithstanding the satisfaction or waiver of the conditions set forth in Article VI, the parties shall not be required to effect the Closing until the earlier of (x) a date during the Marketing Period specified by Parent on no less than three (3) business days’ notice to the Company, (y) the final day of the Marketing Period and (z) the End Date, subject in each case to the satisfaction and waiver of all of the conditions set forth in Article VI as of the date determined pursuant to this provision. For purposes of this Agreement, unless otherwise agreed among the parties hereto, “Marketing Period” shall mean the first period of twenty-five (25) consecutive business days after the date hereof (A) during which (1) Parent shall have the Required Financial Information that the Company is required to provide to Parent pursuant to Section 5.12 and (2) no event has occurred and no conditions exist that would cause any of the conditions set forth in Section 6.3 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 25-consecutive-business-day period, and (B) the conditions set forth in Section 6.1 have been satisfied (other than conditions that by their nature can be satisfied only at the Closing); provided that if the Marketing Period would otherwise not end on or prior to November 21, 2007, then the Marketing Period shall be deemed to have commenced no earlier than November 26, 2007; and provided further that if the Marketing Period would otherwise not end on or prior to December 21, 2007, then the Marketing Period shall be deemed to have commenced no earlier than January 7, 2008; provided, further, that the Marketing Period shall not be deemed to have commenced if, (i) after the date hereof and prior to the completion of the Marketing Period, Ernst & Young LLP shall have withdrawn its audit opinion with respect to any of the financial statements contained in the Company SEC Documents or (ii) if the financial statements included in the Required Financial Information that is available to Parent on the first day of any such 25-consecutive-business day period would not be sufficiently current on any day during such 25-consecutive-business-day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of the 25-consecutive-business-day period.

Section 1.3 Effective Time.

At the Closing, the parties shall cause the Merger to be consummated by executing and delivering to the Department of State of the State of Florida for filing articles of merger satisfying the requirements of Sections 607.0120 and 607.1105 of the FBCA (the “Articles of Merger”) and shall make all other filings or recordings required under the FBCA in connection with the Merger. The Merger shall become effective on such date and at such time as the Articles of Merger are duly filed with the Department of State of the State of Florida, or on such later date (and at such later time if specified) as the parties shall agree and as shall be set forth in the Articles of Merger (such time as the Merger becomes effective, the “Effective Time”).

Section 1.4 Effects of the Merger.

The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the FBCA. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges and powers of the Company and Merger Sub shall vest in the Surviving Corporation without reversion or impairment, and all debts, liabilities and obligations of the Company and Merger Sub shall become the debts, liabilities and obligations of the Surviving Corporation, all as provided under the FBCA and the other applicable Laws of the State of Florida. At and after the Effective Time, any one or more of the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company.

Section 1.5 Articles of Incorporation and Bylaws of the Surviving Corporation.

(a) The articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and the provisions of this Agreement and applicable Law, in each case consistent with the obligations set forth in Section 5.9.

(b) The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and the provisions of this Agreement and applicable Law, in each case consistent with the obligations set forth in Section 5.9.

Section 1.6 Directors.

Subject to applicable Law, directors of the Company shall resign effective immediately prior to the Effective Time, and directors of Merger Sub immediately prior to the Effective Time shall become the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal in accordance with the FBCA and the bylaws of the Surviving Corporation.

Section 1.7 Officers.

The officers of the Company immediately prior to the Closing Date shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock.

At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Conversion of Company Common Stock. Subject to Sections 2.1(b), 2.1(c), 2.1(e) and 5.5(a)(ii), each share of common stock, par value $0.0001 per share, of the Company (such shares, collectively, “Company Common Stock,” and each, a “Share”) outstanding immediately prior to the Effective Time other than any Cancelled Shares (to the extent provided in Section 2.1(c)) and any Dissenting Shares (to the extent provided for in Section 2.1(f)) shall thereupon be converted automatically into and shall thereafter represent the right to receive $32.50 in cash (the “Merger Consideration”). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration.

(b) Rollover Shares. Immediately prior to the Effective Time, the Participating Holders shall contribute the Rollover Shares to Investor pursuant to the Management Share

Contribution and Unit Subscription Agreements. Upon receipt of the Rollover Shares from the Participating Holders, Investor shall immediately contribute all of the Rollover Shares to Parent, and such Rollover Shares shall be cancelled and retired by virtue of the Merger in accordance with Section 2.1(c) below.

(c) Company, Parent and Merger Sub-Owned Shares. Each Share that is owned by Parent or Merger Sub immediately prior to the Effective Time or held by the Company immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties) (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding share of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(e) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution or otherwise with a record date during such period, the Merger Consideration shall be equitably adjusted to reflect such change and to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action.

(f) Dissenting Shares.

(i) Notwithstanding anything contained in this Agreement to the contrary, any Shares issued and outstanding immediately prior to the Effective Time, the holder of which (A) has not voted, or caused or permitted to be voted, in favor of the Merger or consented thereto in writing, (B) has exercised its rights to appraisal in accordance with Section 607.1301, et seq., of the FBCA, and (C) has not effectively withdrawn or lost (through failure to perfect or otherwise) its rights to appraisal (the “Dissenting Shares”), shall be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.1(a), but instead, the holder thereof shall be entitled to payment in cash from the Surviving Corporation of the fair value of such Dissenting Shares in accordance with Section 607.1301, et seq., of the FBCA. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2 to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to Parent upon demand.

(ii) Notwithstanding the provisions of this Section 2.1(f), if any holder of Shares who asserts appraisal rights shall effectively withdraw or lose (through failure to perfect or otherwise) its rights of appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder’s Shares shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive the Merger Consideration, without any interest thereon and less any required withholding Taxes.

(iii) The Company shall give Parent (A) prompt notice of any written assertion of appraisal rights by the holders of any Shares, withdrawals of any such assertion, and any other instruments, notices or other documents delivered to the Company pursuant to the FBCA which relate to any such assertion of appraisal rights and (B) the opportunity to direct all negotiations, settlements and/or proceedings with respect to any assertion of appraisal rights under the FBCA. The Company shall not, except with the prior written consent of Parent, make or agree to make any payment with respect to any assertion of appraisal rights or settle or offer to settle any such assertion.

Section 2.2 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company that is organized and doing business under the Laws of the United States or any state thereof, that shall be appointed to act as a paying agent hereunder and approved (which approval shall not be unreasonably withheld) in advance by the Company in writing (and pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company) (the “Paying Agent”), in trust for the benefit of holders of the Shares, the Company Stock Options, and the Restricted Shares, cash in U.S. dollars sufficient to pay (i) the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares, the Rollover Shares, the Restricted Shares and the Dissenting Shares), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Shares (“Certificates”) (or effective affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of this Article II and (ii) the aggregate payment payable pursuant to Section 5.5 to holders of Company Stock Options and Restricted Shares (collectively, the “Option and Stock-Based Award Consideration” and, together with the amount of cash referred to in subsection (a)(i), the “Exchange Fund”).

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time and in any event not later than the third business day following the Effective Time, the Paying Agent shall mail (x) to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1(a), (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may mutually agree), and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration, (y) to each holder of a Company Stock Option or Restricted Share, a check in an amount, if any, due and payable to such holder pursuant to Section 5.5(a)(i) or Section 5.5(a)(ii), respectively, in respect of such Company Stock Option or Restricted Share.

(ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required thereby or by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares multiplied by (y) the Merger Consideration, less any required withholding Taxes. No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence to the reasonable satisfaction of the Surviving Corporation that any applicable stock transfer Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II.

(iii) The Company, Parent, Merger Sub and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares (including Restricted Shares) or holder of Company Stock Options, such amounts as it determines in good faith are required to be withheld or deducted under the United States Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares (including Restricted Shares) or holder of the Company Stock Options, in respect of which such deduction and withholding was made.

(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or any certificates representing any Rollover Shares are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged in accordance with and subject to the procedures set forth in this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for nine (9) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 2.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

(e) No Liability. Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of any claims or interests of any person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 2.2(d).

(g) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and if required by the Paying Agent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed since January 1, 2007, in each case, filed with the SEC by the Company prior to the date hereof (and excluding risk factors and similarly cautionary and forward looking disclosure under the headings “Risk Factors”, “Forward Looking Statements” or “Future Operating Results”), or in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Qualification, Organization, Subsidiaries, etc.

Section 3.1 of the Company Disclosure Schedule contains a correct and complete list of all of the Subsidiaries of the Company. Each of the Company and its Affiliates is a legal entity duly organized, validly existing and in good standing or with active status under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its respective properties and assets and to carry on its business as presently conducted and is qualified to do business and in good standing or with active status as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified, or in good standing or with active status, or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As used in this Agreement, any reference to any facts, circumstances, events or changes having a “Company Material Adverse Effect” means any facts, circumstances, events or changes that are materially adverse to the business, properties, assets, results of operation, financial condition or profitability of the Company, its Affiliates, and the Managed Practices, taken as a whole, but shall not include facts, circumstances, events or changes (a) generally affecting the industries in which the Company and its Subsidiaries and Managed Practices operate in the United States or the economy or the financial or securities markets in the United States or elsewhere in the world, including political conditions or developments (including any outbreak or escalation of hostilities or acts of war or terrorism) or (b) to the extent resulting from (i) the announcement or the existence of, or compliance with, this Agreement or the announcement of the Merger or any of the other transactions contemplated by this Agreement, (ii) changes in applicable Law, GAAP or accounting standards, or (iii) any actions required under this Agreement to obtain any antitrust approval for the consummation of the transactions contemplated by this Agreement, provided, however, that any change, effect, development, event or occurrence described in the foregoing clause (a) or (b)(ii) above shall not constitute or give rise to a Company Material Adverse Effect only if and to the extent that such change, effect, development, event or occurrence does not have a materially disproportionate effect on the Company and its Affiliates as compared to other participants in the industries in which the Company and its Affiliates and Managed Practices operate in the United States; provided further that in the event the Company should fail to meet any expected financial or operating performance targets, the fact of such failure, alone, would not constitute a Company Material Adverse Effect, it being understood that the facts or occurrences giving rise to or contributing to such failure, but not otherwise excluded from the definition of a Company Material Adverse Effect, may be taken into account in determining whether there has been a Company Material Adverse Effect. The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company’s amended and restated articles of incorporation and bylaws, each as amended through the date of this Agreement. The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the articles of incorporation and amended and restated bylaws or similar organizational documents of each Subsidiary of the Company, each as amended through the date of this Agreement. Neither the Company nor any Subsidiary is in violation of any provisions of its articles of incorporation or bylaws or similar organizational documents, other than such violations as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.0001 per share

(“Company Preferred Stock”). As of September 30, 2007, (i) 23,694,919 shares of Company Common Stock were issued and outstanding (which number includes 20,711 shares of Company Common Stock subject to transfer restrictions or subject to forfeiture back to the Company or repurchase by the Company), (ii) no shares of Company Common Stock were held in treasury, (iii) a maximum of 3,368,101 shares of Company Common Stock were reserved for issuance under the employee and director stock plans of the Company (the “Company Stock Plans”), and (iv) no shares of Company Preferred Stock were issued or outstanding or held as treasury shares. All outstanding shares of Company Common Stock, and all shares of Company Common Stock reserved for issuance as noted in clause (iii), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive or similar rights.

(b) Except as set forth in subsection (a) above, as of the date of this Agreement, (i) the Company does not have any shares of its capital stock or other voting securities issued or outstanding other than shares of Company Common Stock that have become outstanding after September 30, 2007, but were reserved for issuance as set forth in subsection (a) above, and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities, phantom stock or other similar rights, agreements, arrangements or commitments relating to the issuance of capital stock or voting securities to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement or commitment, (C) redeem, repurchase or otherwise acquire, or vote or dispose of, any such shares of capital stock or other equity interests, or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.

(c) The Company Disclosure Schedule lists or, in the case of clause (iii), describes, as of September 30, 2007 (the “Measurement Date”), (i) each outstanding Company Stock Option, and (ii) each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock granted under the Company Stock Plans, Company Benefit Plans or otherwise (including Restricted Shares, restricted stock units, phantom units, deferred stock units and dividend equivalents) (“Other Incentive Awards”), the number of Shares issuable thereunder or with respect thereto, the vesting schedule, the expiration date and the exercise price (if any) thereof. From the close of business on the Measurement Date, until the date of this Agreement, no options to purchase shares of Company Common Stock or Company Preferred Stock have been granted, no Company Stock Options have been granted, no Other Incentive Awards have been granted and no shares of Company Common Stock or Company Preferred Stock have been issued, except for Shares issued pursuant to the exercise of Company Stock Options, in accordance with their terms, outstanding on the Measurement Date. Except for awards to acquire or receive shares of Company Common Stock under any equity incentive plan of the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(d) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or disposition of the capital stock or other equity interest of the Company or any of its Subsidiaries.

(e) All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are owned by the Company or a wholly owned Subsidiary of the Company free and clear of all Liens (other than Permitted Liens and those that are immaterial). There are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale with respect to any shares of capital stock or other ownership interests of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement.

(f) Section 3.2(f) of the Company Disclosure Schedule sets forth as of the date hereof the name, jurisdiction of organization and the Company’s percentage ownership of any and all persons (other than Subsidiaries of the Company) of which the Company directly or indirectly owns a 20% or greater interest and the value of which is in excess of $1,000,000, as of the date hereof (collectively, the “Investments”). All of the Investments are owned by the Company or by a Subsidiary of the Company free and clear of all Liens. Except for the capital stock and other ownership interests of Subsidiaries of the Company and the Investments, the Company does not own, directly or indirectly, any capital stock or other voting or equity securities or interests in any person that is material to the business and activities of the Company and its Affiliates (collectively, the “Business”).

Section 3.3 Corporate Authority Relative to This Agreement; No Violation.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Shareholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by the Board of Directors and, to the extent required, by the Special Committee (acting unanimously) and, except for (i) the Company Meeting, (ii) the Company Shareholder Approval, and (iii) the delivery to the Department of State of the State of Florida for filing of the Articles of Merger, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated by this Agreement. The Special Committee has unanimously determined and resolved, and the Board of Directors has determined and resolved (i) that the Merger is fair to, and in the best interests of, the Company and its shareholders, (ii) to submit this Agreement for approval by the Company’s shareholders and to declare the advisability of this Agreement and (iii) to recommend that the Company’s shareholders approve this Agreement and the transactions contemplated by this Agreement (collectively, the “Recommendation”), all of which determinations and resolutions have not been rescinded, modified or withdrawn in any way as of the date of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of

Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except (i) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally, and (ii) as the remedy of specific performance and other forms of injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Other than in connection with or in compliance with the applicable requirements of (i) the FBCA, including, but not limited to, the delivery to the Department of State of the State of Florida for filing of the Articles of Merger (ii) the Securities Exchange Act of 1934 (the “Exchange Act”), (iii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (iv) the Securities Act of 1933 (the “Securities Act”), (v) applicable foreign or state securities or Blue Sky Laws, (vi) the rules and regulations of NASDAQ Global Select Market, and (vii) the approvals set forth on Section 3.3(b) of the Company Disclosure Schedule (collectively, the “Company Approvals”), and subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.9, no authorization, consent, permit, action or approval of, or filing with, or notification to, any United States federal, state or local or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement or the control and operation of the Company, its Subsidiaries and their respective businesses by Parent, except for any such authorization, consent, permit, action, approval, filing or notification the failure of which to make or obtain would not (A) reasonably be expected, individually or in the aggregate, to have an adverse affect equal to or greater than 2.5% of the revenues, EBITDA or assets of the Company and its Subsidiaries, taken as a whole or (B) reasonably be expected to prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby.

(c) The execution and delivery by the Company of this Agreement does not, and, except as described in Section 3.3(b), the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit or license agreement (collectively, “Contracts”) binding upon the Company or any of its Subsidiaries, or to which any of them is a party or any of their respective properties are bound, or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”), other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due or payable, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s construction or other similar lien arising in the ordinary course of business not yet due or payable, (C) which is disclosed on the most recent consolidated balance sheet of the Company (or notes thereto or securing liabilities reflected on such balance sheet) or (D) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company (each of the foregoing, a “Permitted Lien”), upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the articles of incorporation or bylaws or other equivalent organizational document, in each case as amended, of the Company or any of its

Subsidiaries, or to the Company’s knowledge, the Managed Practices or (iii) assuming receipt of the Company Shareholder Approval, conflict with or violate any applicable Laws, other than, in the case of clauses (i), (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that (A) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (B) would not reasonably be expected to prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby.

(d) Section 3.3(d) of the Company Disclosure Schedule sets forth a list of any consent, approval, authorization or permit of, action by, registration, declaration or filing with or notification to any person under any (i) Company Material Contract or (ii) material lease, material sublease, material assignment of lease or material occupancy agreement (each a “Material Lease”) to which the Company or any of its Subsidiaries is a party which is required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement (the “Third Party Consents”), other than those the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.4 Reports and Financial Statements.

(a) To the Company’s knowledge, the Company has filed or furnished all forms, documents and reports (including exhibits) required to be filed or furnished prior to the date of this Agreement by it with the Securities and Exchange Commission (the “SEC”) since December 31, 2004 (the “Company SEC Documents”). To the Company’s knowledge, as of their respective dates, or, if amended prior to the date hereof, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state or incorporate by reference any material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Company’s knowledge, no Subsidiary of the Company is required to file any form or report with the SEC. The Company has made available to Parent correct and complete copies of all material correspondence between the SEC, on the one hand, and the Company and any of the Company’s Subsidiaries, on the other hand, occurring since December 31, 2004 and prior to the date hereof. To the Company’s knowledge (except for any comments, as part of the SEC’s on-going compensation disclosure review project, that the Company has not yet received and has not yet been notified of), as of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents. To the Company’s knowledge (except for any comments, as part of the SEC’s on-going compensation disclosure review project, that the Company has not yet received and has not yet been notified of), as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b) Each of the consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents has been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presents in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States GAAP (except, in the case of the unaudited statements, as permitted by the SEC).

Section 3.5 Internal Controls and Procedures.

The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Company’s management has completed assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2006, and such assessment concluded that such controls were effective. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors and Parent (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves executive officers or employees who have a significant role in the Company’s internal controls over financial reporting. As of the date of this Agreement, the Company has not identified any material weaknesses in the design or operation of internal controls over financial reporting. There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 3.6 No Undisclosed Liabilities.

Except (a) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 (other than risk factors and similarly cautionary and forward looking disclosure under the headings “Risk Factors”, “Forward Looking Statements” or “Future Operating Results”) (b) for liabilities permitted or contemplated by this Agreement, (c) for liabilities and obligations incurred in the ordinary course of business since December 31, 2006 and (d) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, as of the date of this Agreement, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, other than those which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7 Compliance with Law; Permits.

(a) The Company and each of its Affiliates and, to the knowledge of the Company, each of the Managed Practices are, and since January 1, 2005, have been, in compliance in all material respects with and are not in default under or in violation of any material federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, agency requirement, license or permit of any Governmental Entity in effect as of the date of this Agreement (collectively, “Laws” and each, a “Law”) applicable to the Company, its Affiliates, the Managed Practices and their respective businesses and activities, or binding upon their assets or properties except where such non-compliance, default or violation would not reasonably be expected, individually or in the aggregate, to have an adverse affect equal to or greater than 1.0% of the revenues, EBITDA or assets of the Company and its Subsidiaries, taken as a whole. Notwithstanding anything contained in this Section 3.7(a), no representation or warranty shall be deemed to be made in this Section 3.7(a) in respect of health care regulatory compliance, which matters are governed by Section 3.8, in respect of environmental matters, which matters are governed by Section 3.9, Tax matters, which are governed by Section 3.14, employee benefits matters, which are governed by Section 3.10, or labor Law matters, which are governed by Section 3.15. As used in this Agreement, “Managed Practice” means any medical professional association, professional corporation, partnership or similar entity that provides medical services at a center, clinic or other facility operated or managed by the Company or any of its Subsidiaries pursuant to a Services Agreement, or at a hospital or hospital department with which the Company or any of its Subsidiaries has a Services Agreement and excludes those set forth on Section 3.7(a) of the Company Disclosure Schedule. As used in this Agreement, “Services Agreement” means any agreement or arrangement between the Company or any of its Subsidiaries and one or more Managed Practices, hospital or hospital departments pursuant to which the Company or such Subsidiary agrees to provide or arrange for management, administration and other non medical support services to such Managed Practice or Practices in exchange for payment to the Company or such Subsidiary of a service, management or similar fee.

(b) The Company and its Affiliates and, to the knowledge of the Company, each of the Managed Practices are in possession of all grants, authorizations, registrations, qualifications, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and each of its Affiliates and the Managed Practices to own, lease and operate their respective properties and assets or to carry on their respective businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not reasonably be expected, individually or in the aggregate, to have an adverse affect equal to or greater than 2.5% of the revenues, EBITDA or assets of the Company and its Subsidiaries, taken as a whole. All Company Permits are in full force and effect, except where the failure to be in full force and effect, individually or in the aggregate, has not affected and would not reasonably be expected to affect aspects of the businesses and/or operations of the Company and its Subsidiaries that are responsible for 2.5% or more of the revenues, EBITDA or assets of the Company and its Subsidiaries, taken as a whole.

Section 3.8 Health Care Regulatory Compliance.

(a) The Company and each of its Affiliates and, to the knowledge of the Company, each of the Managed Practices, are in compliance with Sections 1128A, 1128B, or 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7a, 1320a-7b, and 1395nn), 31 U.S.C. § 3729 et seq. (the Civil False Claims Act), 18 U.S.C. § 1347 (Health Care Fraud), Public Law 104-191 (the Health Insurance Portability and Accountability Act of 1996), all fraud and abuse, false claims and anti-self referral Laws and all Laws related to the confidentiality, privacy and security of medical information, or to licensing, the corporate practice of medicine, fee-splitting, certificate of need and reimbursement or billing for healthcare services (collectively, “Health Care Laws”), except where the failure to comply would not reasonably be expected, individually or in the aggregate, to have an adverse affect equal to or greater than 2.5% of the revenues, EBITDA or assets of the Company and its Subsidiaries, taken as a whole. The Company and each of its Affiliates have timely and accurately filed all material reports, data and other information required to be filed with any Governmental Entity, including with respect to obtaining or maintaining any Company Permit.

(b) The Company has disclosed to Parent any and all corporate integrity or other agreements with any Governmental Entity which apply to the Business. The Company and each of its Affiliates are in material compliance with all such agreements. No employee or independent contractor of the Business (whether an individual or entity), or any physician performing services related to the Business is excluded from participating in the Medicare, Medicaid, TRICARE or any other federal or state governmental health care program, including those as defined in 42 U.S.C. §1320a-7b(f). (“Programs”) nor to the Company’s knowledge is any such exclusion threatened or pending. None of the officers, directors, agents or managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)) of the Company or its Affiliates has been excluded from the Programs, been subject to sanction pursuant to 42 U.S.C. § 1320a-7a or 1320a-8, or been convicted of a crime described at 42 U.S.C. § 1320a-7b, nor is any such exclusion, sanction or conviction threatened or pending, except where such exclusion, sanction or conviction would not reasonably be expected, individually or in the aggregate, to have an adverse affect equal to or greater than 2.5% of the revenues, EBITDA or assets of the Company and its Subsidiaries, taken as a whole. Neither the Company nor its Affiliates has been excluded from the Programs.

(c) No event has occurred or circumstance exists that (with or without notice or lapse of time) (i) constitutes or may result in a material violation by the Company or its Affiliates or, to the knowledge of the Company, each of the Managed Practices of, or a failure on their respective parts to comply in all material respects with, any Health Care Law, or (ii) may give rise to any liability or obligation on their respective parts to undertake, or to bear all or any portion of the costs of, any remedial action of any nature, including the repayment or refund of previously paid fees or reimbursed expenses, or for other excessive reimbursement or non-covered services, or the payment of any penalties or sanctions arising under the Programs or any third-party payor program, except where such violation, failure to comply, obligation or liability would not reasonably be expected, individually or in the aggregate, to have an adverse affect equal to or greater than 2.5% of the revenues, EBITDA or assets of the Company and its Subsidiaries, taken as a whole.

(d) Neither the Company nor, to the Company’s knowledge, its Affiliates or Managed Practices, have received any notice or other communication (whether oral or written) from any Governmental Entity or any other person having standing to assert such a claim regarding (i) any actual, alleged or potential violation of, or failure to comply with, any Health Care Law, or (ii) any actual, alleged or potential obligation on their respective parts to undertake, or to bear all or any portion of the costs of, any remedial action of any nature, except where such violation, failure to comply, or obligation would not reasonably be expected, individually or in the aggregate, to have an adverse affect equal to or greater than 2.5% of the revenues, EBITDA or assets of the Company and its Subsidiaries, taken as a whole.

(e) Except as permitted by applicable Law or except where it would not reasonably be expected, individually or in the aggregate, to have an adverse affect equal to or greater than 2.5% of the revenues, EBITDA or assets of the Company and its Subsidiaries, taken as a whole, to the Company’s knowledge, neither the Company nor Affiliates nor Managed Practices or any director, officer or employee of any of the foregoing or any agent acting on behalf of or for the benefit of any of the foregoing, is directly or indirectly a party to any contract, lease agreement or other financial arrangement (including but not limited to any joint venture or consulting agreement) with any physician, close family member of any physician, entity owned in whole or in part by a physician or close family member of a physician, health care facility, hospital, or other person who is in a position to make or influence referrals to or otherwise generate business with respect to the Company or its Affiliates, to provide services, lease space, lease equipment or engage in any other venture or activity.

Section 3.9 Environmental Laws and Regulations.

(a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and its Affiliates and, to the knowledge of the Company, each Managed Practice have conducted their respective businesses in compliance with all applicable Environmental Laws, (ii) to the knowledge of the Company, none of the properties owned, leased or operated by the Company or any of its Affiliates or any Managed Practice contains any Hazardous Substance as a result of any activity of the Company or any of its Affiliates, and the Company or any of its Affiliates have not exposed any Person to any Hazardous Substance, in each case in amounts exceeding the levels permitted by applicable Environmental Laws or otherwise giving rise to liabilities under Environmental Laws, (iii) since January 1, 2002, as of the date of this Agreement, neither the Company nor any of its Affiliates, nor, to the knowledge of the Company, any Managed Practice has received any notices, demand letters or requests for information from any federal, state, local or foreign Governmental Entity indicating that the Company or any of its Affiliates or any Managed Practice may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their respective businesses or any of their respective properties or assets, (iv) to the knowledge of the Company, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner giving rise to any liability under Environmental Law, at or from any properties presently or formerly owned, leased or operated by the Company or any of its Affiliates or any Managed Practice and (v) neither the Company, its Affiliates nor any Managed Practice nor any of their respective properties are subject to any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law. It is agreed and understood that no representation or warranty is made in respect of environmental matters in any Section of this Agreement other than this Section 3.9. The Company has made available to Parent true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, engineering studies, and environmental studies or assessments, in each case in the Company’s possession or under its reasonable control.

(b) As used herein, “Environmental Law” means any Law, and all common law, relating to (x) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date of this Agreement.

(c) As used herein, “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance (including toxic mold), toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos-containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

Section 3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth a true and complete list of each employee or director benefit plan, arrangement or agreement, whether or not written, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option or other equity-based plan or arrangement, severance, employment, change of control or material fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any material liability (the “Company Benefit Plans”).

(b) The Company has made available to Parent true and complete copies of each of the Company Benefit Plans and material related documents, including, but not limited to; (i) each writing constituting a part of such Company Benefit Plan, including all amendments thereto; (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; and (iii) for any Company Benefit Plan intended to be a tax-qualified retirement plan, the most recent determination letter from the Internal Revenue Service (the “IRS”) (if applicable) for such Company Benefit Plan, or if the Company Benefit Plan is maintained under a pre-approved prototype plan, the IRS opinion letter ruling on the prototype plan.

(c)(i) Each of the Company Benefit Plans has been operated, funded and administered in all material respects in compliance with its terms and with applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (ii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and to the knowledge of the Company there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan; (iii) no Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (iv) no Company Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees, officers, contractors or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law or (B) death benefits or retirement benefits under any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA); (v) no liability under Title IV of ERISA or Section 412 of the Code has been incurred by the Company, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and, to the knowledge of the Company, no condition exists that presents a material risk to the Company, its Subsidiaries or any ERISA Affiliate of incurring a liability thereunder; (vi) no Company Benefit Plan is, and neither the Company nor any of its Subsidiaries has any liability under or with respect to, (A) a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, (B) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (C) a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code; (vii) all material contributions or other amounts payable by the Company or its Subsidiaries with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP; (viii) neither the Company nor its Subsidiaries or, to the knowledge of the Company, any other person or entity has engaged in a transaction in connection with which the Company or its Subsidiaries reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code; and (ix) there are no pending, or to the knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits), audits, investigations, proceedings, or litigation by, on behalf of or against or relating to any of the Company Benefit Plans or any trusts related thereto. “ERISA Affiliate” means any person or entity that is or, at the time it terminated a pension plan subject to Title IV of ERISA or withdrew from any multiemployer plan (as defined in Section 3(37) of ERISA) or missed any contribution required by Section 412 of the Code was a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company or any of its Subsidiaries, or that is or was a member of the same “controlled group” as the Company or any of its Subsidiaries pursuant to Section 4001(a)(14) of ERISA. The Company and each of its Subsidiaries have for purposes of each Company Benefit Plan correctly classified those individuals performing services for the Company or any of its Subsidiaries as common law employees, leased employees, independent contractors or agents.

(d) Except as set forth in Section 3.10(d) of the Company Disclosure Schedule, neither the execution, delivery, performance of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will (i) result in any payment (including, without limitation, severance, unemployment compensation and forgiveness of Indebtedness or otherwise) becoming due to any current or former officer, contractor, director or employee of the Company or any of its Subsidiaries from the Company or any of its Subsidiaries under any Company Benefit Plan or otherwise, (ii) result in any “excess parachute payment” (within the meaning of Section 280G of the Code), (iii) increase any benefits otherwise payable under any Company Benefit Plan, (iv) result in any acceleration of any benefits or the time of payment or vesting of any such benefits, (v) require the funding of any such benefits or (vi) limit the ability to amend or terminate any Company Benefit Plan or related trust.

(e) Each “nonqualified deferred compensation plan” with respect to which any member of the Company Group or any of their respective Affiliates is a “service recipient” (each as defined in Section 409A of the Code or proposed regulations promulgated thereunder) is in operational compliance with Section 409A of the Code, and will be in formal compliance (to the extent required by Section 409A of the Code or regulations promulgated thereunder) on or before the applicable deadline, and no current or former employee of any member of the Company Group or any of their respective Affiliates (in his or her capacity as such) has incurred or will incur (based on the operation of such plan as of the date hereof) the Tax imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code.

Section 3.11 Absence of Certain Changes or Events.

Since December 31, 2006 through the date of this Agreement, (i) the businesses of the Company and its Subsidiaries, and to the knowledge of the Company, the Managed Practices have been conducted, in all material respects, in the ordinary course of business consistent with past practice and (ii) there has not been any event, development or state of circumstances that has had or is reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. For purposes of this Section 3.11, facts, circumstances, events or changes that are known by the Company and have a materially disproportionate effect on the industries in which the Company and its Subsidiaries operate in the United States shall constitute a Company Material Adverse Effect.

Section 3.12 Investigations; Litigation. As of the date of this Agreement, (a) there is, to the knowledge of the Company, no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of its Affiliates or, to the knowledge of the Company, any Managed Practice which would have, individually or in the aggregate, a Company Material Adverse Effect, and (b) there are no actions, suits, inquiries, investigations, arbitration, mediation or proceedings pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of its Affiliates, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case of clause (a) or (b), which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.13 Schedule 13E-3/Proxy Statement; Other Information.

None of the information provided by the Company to be included in (a) the Rule 13e-3 transaction statement on Schedule 13E-3 related to the Merger (the “Schedule 13E-3”) or (b) the Proxy Statement will, in the case of the Schedule 13E-3, as of the date of its filing and of each amendment or supplement thereto and, in the case of the Proxy Statement, (i) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto and (ii) at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Proxy Statement and the Schedule 13E-3, as to information supplied by the Company, will comply as to form in all material respects with the provisions of the Exchange Act. The letter to shareholders, notice of meeting, proxy statement and forms of proxy to be distributed to shareholders in connection with the Merger and to be filed with the SEC are collectively referred to herein as the “Proxy Statement.” Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied by Parent or Merger Sub or any of their respective Representatives that is contained or incorporated by reference in the Proxy Statement or the Schedule 13E-3.

Section 3.14 Tax Matters.

(a)(i) Except as would not have, individually or in the aggregate, an adverse affect equal to or greater than 2.5% of the revenues, EBITDA or assets of the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries and, to the knowledge of the Company, each of the Managed Practices have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate; (ii) the Company and each of its Subsidiaries, and to the knowledge of the Company, each of the Managed Practices, have paid all Taxes that are required to be paid by any of them (whether or not shown on any Tax Return); (iii) there are not pending or, to the knowledge of the Company, threatened in writing, any audits, examinations, investigations, actions, suits, claims or other proceedings in respect of Taxes of the Company or any of its Subsidiaries nor has any deficiency for any Tax of the Company or any of its Subsidiaries been assessed by any Governmental Entity in writing against the Company or any of its Subsidiaries, or to the knowledge of the Company, against the Managed Practices (except, in the case of clause (i), (ii) or (iii) above or clause (iv) or (v) below, with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP); (iv) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of the Managed Practices has made any payments or has been or is a party to any agreement, contract, arrangement or plan that provides for payments that were not deductible or could reasonably be expected to become nondeductible under Section 162(m) or Section 280G of the Code; (v) all Taxes required to be withheld by the Company and its Subsidiaries and, to the knowledge of the Company, the Managed Practices have been withheld and paid over to the appropriate Tax authority; (vi) the Company has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was intended to be governed by Section 355 of the Code; (vii) neither the Company nor any of its Subsidiaries nor any Managed Practice has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (viii) no jurisdiction where the Company and its Subsidiaries do not file a Tax Return has made a claim that any of the Company and its Subsidiaries is required to file a Tax Return in such jurisdiction; (ix) neither the Company nor any of its Subsidiaries has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise and (x) neither the Company nor any of its Subsidiaries has entered into any transaction defined under Sections 1.6011-4(b)(2), -4(b)(3) or -4(b)(4) of the Treasury Regulations promulgated under the Code.

(b) As used in this Agreement, (i) “Taxes” means all (i) United States federal, state or local or non-United States taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other person, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return or declaration of estimated Taxes.

Section 3.15 Labor Matters.

(a) Neither the Company nor any of its Affiliates nor, to the Company’s knowledge, any of the Managed Practices is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. To the Company’s knowledge, there are no pending material representation petitions involving either the Company or any of its Affiliates or, to the Company’s knowledge, any of the Managed Practices before the National Labor Relations Board or any state labor board. Neither the Company nor any of its Affiliates nor, to the Company’s knowledge, any of the Managed Practices is subject to any material unfair labor practice charge or complaint, dispute, strike or work stoppage. Except as set forth on Section 3.15 of the Company Disclosure Schedule, to the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Affiliates or any of the Managed Practices.

(b) The Company and each of its Affiliates and, to the knowledge of the Company, each of the Managed Practices to the knowledge of the Company, the Managed Practices are in compliance, in all material respects, with all employment agreements, consulting and other service contracts, written employee or human resources personnel policies (to the extent they contain enforceable obligations), handbooks or manuals, and severance or separation agreements, except in each case that would not, individually or in the aggregate, be material to the Company and its Affiliates, taken as a whole. The Company and each of its Affiliates and, to the knowledge of the Company, each of the Managed Practices are in compliance in all material respects with applicable Laws related to employment, employment practices, wages, hours and other terms and conditions of employment, except in each case that would not, individually or in the aggregate, be material to the Company and its Affiliates, taken as a whole. As of the date of this Agreement, neither the Company nor any of its Affiliates has a material labor or employment dispute currently subject to any grievance procedure, arbitration or litigation, or to the knowledge of the Company, threatened against it.

Section 3.16 Intellectual Property.

The Company or its Affiliates own, or are licensed or otherwise possess legally enforceable rights to use, free and clear of all Liens (other than Permitted Liens), all intellectual property of any type, registered or unregistered and however denominated, including all trademarks, service marks, trade names, Internet domain names and other brand or source identifiers, together with all registrations and applications thereof and the goodwill associated therewith, registered and unregistered copyrights, patents and patent applications, computer software, data and databases, inventions, know-how, trade secrets and all other confidential and proprietary technology and information and rights to sue and other choices of action arising from any of the foregoing (collectively, the “Intellectual Property”) necessary for the conduct of their respective businesses in all material respects as currently conducted (the “Company Intellectual Property”). Section 3.16 of the Company Disclosure Schedule sets forth all (i) Company Intellectual Property that has been registered or applied for with any Governmental Entity and any Internet domain name registrars, (ii) all software owned or used by the Company or any of its Affiliates (other than off-the-shelf software with a replacement cost and/or annual license fee of less than $50,000 and (iii) all material unregistered trademarks and copyrights. The Company Intellectual Property is valid, subsisting and to the knowledge of the Company, enforceable. Except as set forth on Section 3.16 of the Company Disclosure Schedule, (a) as of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened claims, nor have there been any such claims within the past six (6) years, by any person alleging infringement, dilution, misappropriation or other violation by the Company or any of its Affiliates of any Intellectual Property of any person or challenging the validity, enforceability, ownership or use of any Company Intellectual Property, (b) to the knowledge of the Company, the conduct of the business of the Company and its Affiliates does not infringe, dilute, misappropriate or otherwise violate any Intellectual Property rights of any person, and neither the Company nor any of its Affiliates has received notice of any of the foregoing, including an “invitation to license” or other communication from any third party asserting that the Company or any of its Affiliates is or may be obligated to take a license under any Intellectual Property owned by any third party in order to continue to conduct their respective businesses as they are currently conducted, (c) in the past two (2) years, neither the Company nor any of its Affiliates has made any claim in writing of any violation, infringement, dilution or misappropriation by others of its rights to or in connection with the Company Intellectual Property, (d) to the knowledge of the Company, no person is infringing, diluting, misappropriating or otherwise violating any Company Intellectual Property in a manner that would have a material impact on the Business, (e) the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement shall not result in the loss or reduction in scope of any material Company Intellectual Property, whether by termination or expiration of any license, the performance of any license pursuant to its terms, or other means. The Company and its Affiliates have taken commercially reasonable actions to protect, preserve, and maintain the validity and effectiveness of all material Company Intellectual Property, including, but not limited to paying all applicable fees related to the registration, maintenance, and renewal of any such owned Company Intellectual Property. The Company and its Affiliates own all right, title and interest in and to all material Intellectual Property created by any present or former employee in the course of his or her employment with the Company or its Affiliates, as the case may be. The computer systems, including the software, firmware, hardware, networks, interfaces, and related systems owned or used by the Company and its Affiliates in the conduct of its business are sufficient in all material respects for the needs of the Company and its Affiliates.

Section 3.17 Real Property.

(a) Section 3.17(a) of the Company Disclosure Schedule contains a list of the addresses of all land, together with all buildings located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any Affiliate of the Company (the “Owned Real Properties”). Except as disclosed in Section 3.17(a) of the Company Disclosure Schedule, except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company or an Affiliate of the Company has good and marketable indefeasible fee simple title to each of the Owned Real Properties free and clear of all leases, rights to use or occupy, tenancies, options to purchase or lease, rights of first refusal, rights of first offer, claims, liens, charges, security interests or encumbrances of any nature whatsoever, except (A) leases to an Affiliate of the Company that the Company or an Affiliate of the Company may freely amend or terminate without the consent of any other person, (B) statutory liens securing payments not yet due or payable, (C) mortgages, or deeds of trust, security interest or other encumbrances on title related to Indebtedness reflected on the consolidated financial statements of the Company, and (D) Permitted Liens.

(b) Section 3.17(b) of the Company Disclosure Schedule contains a list of all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any Affiliate of the Company holds any interests in real property (other than Owned Real Property) with reference to the addresses for all such real property (the “Leased Real Properties”, and together with the Owned Real Properties, the “Real Properties”). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or an Affiliate of the Company has good leasehold title with respect to each of the Leased Real Properties, subject only to (A) subleases to an Affiliate of the Company, (B) statutory liens securing payments not yet due or payable, (C) Easements, covenants, conditions, restrictions and other similar matters of record that do not materially affect the continued use of the property for the purposes for which the property is currently being used, and (D) Permitted Liens; (ii) to the knowledge of the Company, each lease of the Leased Real Properties is the legal, valid, binding obligation of the Company or an Affiliate of the Company, in full force and effect and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, and principles of equity affecting creditors’ rights and remedies generally; (iii) neither the

Company nor, to the knowledge of the Company, any Affiliate of the Company nor any other party of any of such leases, is in breach or default under any such lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such lease; and (iv) the Company or any of its Affiliates has not subleased, licensed or otherwise granted any person the right to use or occupy any Leased Real Property or any portion thereof.

(c) The Real Properties comprise all of the real property used or being developed for use, or otherwise related to, the business conducted by the Company and its Affiliates. The buildings, structures, improvements, fixtures, building systems and equipment included in the Real Property (the “Improvements”) are, in all material respects, generally in good condition and repair (taken as a whole), ordinary wear and tear excepted, and sufficient for the operation of the business of the Company or its Affiliates, as applicable, in all material respects consistent with past practice.

Section 3.18 Opinion of Financial Advisor.

The Special Committee has received the opinion of Morgan Joseph & Co. Inc. (the “Advisor”) dated on or about the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be received by the holders of the Company Common Stock (other than Participating Holders) is fair to such holders from a financial point of view. The Company has been authorized by the Advisor to permit the inclusion in full of such opinion in the Proxy Statement. As of the date of this Agreement, no such opinion has been withdrawn, revoked or modified.

Section 3.19 Required Vote of the Company Shareholders.

The affirmative vote of the holders of a majority of the voting power of Company Common Stock outstanding on the record date of the Company Meeting, voting together as a single class, is the only vote of holders of securities of the Company which is required to approve this Agreement and the Merger (the “Company Shareholder Approval”).

Section 3.20 Material Contracts.

(a) Except as disclosed in this Agreement and the Company Disclosure Schedules, the Company Benefit Plans or such Contracts as are filed with the SEC, as of the date of this Agreement, neither the Company nor any of its Affiliates nor Managed Practices is a party to or bound by any Contract that:

(i) constitutes a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) contains covenants binding upon the Company or any of its Affiliates or Managed Practices that materially restricts the ability of the Company or any of its Affiliates or Managed Practices (or which, following the consummation of the Merger, could materially restrict or impair the ability of the Surviving Corporation or its Affiliates or Managed Practices) to compete in any business, or that restricts the ability of the Company or any of its Affiliates or

Managed Practices (or which, following the consummation of the Merger, would restrict or impair the ability of the Surviving Corporation or its Affiliates or Managed Practices) to compete with any person or in any geographic area in any material respect;

(iii) relates to the lease or license of any material asset, including material Intellectual Property (excluding licenses for off-the-shelf software with a replacement cost and/or annual license fee of less than $75,000 per annum);

(iv) relates to a joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the Business;

(v) relates to any indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of Indebtedness providing for borrowings in excess of $2,500,000;

(vi) prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Affiliates, prohibits the pledging of the capital stock of the Company or any Affiliate of the Company, or prohibits the issuance of guarantees by any Affiliate of the Company;

(vii) relates to any acquisition, divestiture, merger or similar transaction involving the Company or any its Affiliates pursuant to which the Company or any of its Affiliates has continuing indemnification, “earn-out” or other contingent payment obligations, in each case, that could result in payments in excess of $750,000;

(viii) other than any acquisition permitted under clause (vii) above, obligates the Company to make any capital commitment or expenditure in excess of $750,000 (excluding existing plans for capital commitments and expenditures of the Company for 2007 and the first quarter of 2008 that have previously been made available to Parent);

(ix) involves any directors, executive officers or 5% or greater of stockholders of the Company or with respect to the voting or registration of the capital stock of the Company or any of its Affiliates;

(x) by its terms calls for aggregate payment or receipt by the Company and its Affiliates under such Contract of more than $2,000,000 over the remaining terms of such Contract (excluding any third party payor agreements, physician employment agreements, real estate leases and capital leases); or

(xi) that would prevent, materially delay or materially impede the Company’s ability to consummate the Merger or the other transactions contemplated by this Agreement (all contracts of the type described in clauses (i) through (xi) of this Section 3.20(a), together with all Material Leases, all administrative services agreements, transition agreements and stock pledges, physician employment agreements and all other employment agreements being referred to herein as “Company Material Contracts”).

(b) Neither the Company nor any Affiliate of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of default under the terms of any Company Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or an Affiliate of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, and principles of equity affecting creditors’ rights and remedies generally.

Section 3.21 Finders or Brokers.

Except for the Advisor and Wachovia Capital Markets, LLC, neither the Company nor any of its Affiliates has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any fee or any commission in connection with or upon consummation of the Merger. The Company has made available to Parent a complete and correct copy of any Contract with the Advisor pursuant to which any fees may be payable by the Company in connection with this Agreement and the transactions contemplated by this Agreement.

Section 3.22 Insurance.

(a) The Company and its Affiliates and Managed Practices own or hold policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies and their Affiliates in similar lines of business as the Company and its Affiliates and Managed Practices, and in amounts sufficient to comply with all Material Contracts to which the Company or its Affiliates or Managed Practices are parties or are otherwise bound. Section 3.22 of the Company Disclosure Schedule sets forth a list of all material insurance policies (including directors’ and officers’ liability insurance and fiduciary liability insurance) maintained by the Company or its Affiliates or Managed Practices, including the premiums payable in connection therewith, and a description of all self-insurance programs of the Company and/or its Affiliates. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) all insurance policies maintained by the Company and its Affiliates and Managed Practices are in full force and effect (and were in full force and effect during the periods of time such insurance policies were purported to be in effect) and all premiums due and payable thereon have been paid; and (b) neither the Company nor any of its Affiliates nor Managed Practices is in breach or default of any of the insurance policies, and to the Company’s knowledge, neither the Company nor any of its Affiliates nor Managed Practices has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification of any of the insurance policies. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Affiliates nor Managed Practices has received any notice of termination or cancellation or denial of coverage with respect to any insurance policy.

(b) To the Company’s knowledge, Batan Insurance Company, a Cayman Island corporation (“Batan Insurance”) has conducted and is conducting its operations in all material respects in accordance with its plan of operations, a true and complete copy of which has been made available to Parent prior to the date hereof. To the Company’s knowledge, Batan Insurance has posted reserves in relation to the anticipated payment of benefits, losses, claims and expenses under any insurance Contract or policy that it is party to or is bound by, and all such reserves (i) are reflected adequately in all material respects in the financial statements of Batan Insurance and the Company, and (ii) were calculated in all material respects in accordance with generally accepted actuarial assumptions given the circumstances under which such Contract or policy was written. To the Company’s knowledge, the cash balances of Batan Insurance are sufficient to satisfy the requirements, if any, of applicable Law.

Section 3.23 Takeover Statutes; Rights Plan.

No “fair price,” “affiliated transactions,” “moratorium,” “control share acquisitions,” “business combination” or other similar anti-takeover statute, provision or regulation (including Sections 607.0901 and 607.0902 of the FBCA) enacted under state or federal Laws in the United States applicable to the Company (collectively, “Anti-Takeover Statutes”) is applicable to the Merger or the other transactions contemplated by this Agreement or the Support and Voting Agreements and the transactions contemplated by the Support and Voting Agreements.

Section 3.24 Affiliate Transactions.

There are no material transactions, agreements, arrangements or understandings between (i) the Company or any of its Subsidiaries, on the one hand, and (ii) any Affiliate of the Company (other than any of its Subsidiaries or the Managed Practices) on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act which have not been so disclosed prior to the date hereof (such transactions referred to herein as “Affiliate Transactions”).

Section 3.25 Indebtedness.

Section 3.25 of the Company Disclosure Schedule sets forth, as of the date of this Agreement or such other date as is set forth in such schedule, all of the outstanding Indebtedness for borrowed money of, and all the outstanding guarantees of Indebtedness for borrowed money of any person by, the Company and each of its Affiliates. As of the date of this Agreement there is not, and as of the Effective Time there will not be, any Indebtedness for borrowed money of, or guarantees of Indebtedness for borrowed money of any person by, the Company and each of its Affiliates except as set forth on Section 3.25 of the Company Disclosure Schedule and except as may be incurred in accordance with Section 5.1.

Section 3.26 Disclosure of Material Information.

To the best of the Company’s knowledge all information (other than projections provided to Parent or any of its Affiliates or any of its financing sources, and other than information of a general economic or industry nature) concerning the Company or its Affiliates that has been made available or will be made available to Parent or its debt financing sources by the Company or any of its representatives in connection with the transactions contemplated by this Agreement is, or will be when furnished (taken as a whole), complete and correct in all material respects and does not, or will not when furnished (taken as a whole), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made.

Section 3.27 Disclaimer of Other Representation and Warranties.

The Company does not make, and has not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby other than those expressly set forth herein, including those items set forth in the Company Disclosure Schedule or incorporated herein by reference. For the avoidance of doubt, notwithstanding the fact that Parent and Merger Sub and their representatives have been afforded the opportunity, prior to the date of this Agreement, to ask questions of, and receive answers from the Company and its management, it is understood that any responses from or other information provided by the Company, or its management, including, but not limited to any data, financial information or any memoranda or other materials of any nature whatsoever or any presentations are not and shall not be deemed to be or to include representations and warranties of the Company except as otherwise set forth herein or in the Company Disclosure Schedule.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1 Qualification; Organization, Subsidiaries, etc.

Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing or with active status under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing or with active status as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing or with active status, or to have such power or authority, would not, individually or in the aggregate, prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement (a “Parent Material Adverse Effect”). Parent has made available to the Company prior to the date of this Agreement a true and complete copy of the articles of incorporation and bylaws or other equivalent organizational documents of Parent and Merger Sub, each as amended through the date of this Agreement. The articles of incorporation and bylaws or similar organizational documents of Parent and Merger Sub are in full force and effect, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor Merger Sub is in violation of any provisions of its articles of incorporation or bylaws or similar organizational documents, other than such violations as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2 Corporate Authority Relative to This Agreement; No Violation.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and by Parent, as the sole shareholder of Merger Sub, and, except for the delivery to the Department of State of the State of Florida for filing of the Articles of Merger, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the consummation of the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as (i) such enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting the enforcement of creditors’ rights generally, and (ii) as the remedy of specific performance and other forms of injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

(b) Other than in connection with or in compliance with (i) the FBCA, including, but not limited to, the delivery to the Department of State of the State of Florida for filing of the Articles of Merger, (ii) the Securities Act, the Exchange Act, state securities, takeover and “blue sky” laws and (iii) the HSR Act (collectively, the “Parent Approvals”), no authorization, consent, permit, action or approval of, or filing with, or notification to, any Governmental Entity is necessary for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for any such authorization, consent, permit, action, approval, filing or notification the failure of which to make or obtain would not (A) individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or (B) reasonably be expected to prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby.

(c) The execution and delivery by Parent and Merger Sub of this Agreement does not, and, except as described in Section 4.2(b), the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit or license agreement binding upon Parent or any of its Subsidiaries, or to which any of them is a party or any of their respective properties are bound, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the articles of incorporation or bylaws or other equivalent organizational document, in each case as amended, of Parent or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i), (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3 Investigations; Litigation.

As of the date hereof, there is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries which would have, individually or in the aggregate, a Parent Material Adverse Effect, and there are no actions, suits, inquiries, investigations or proceedings pending (or, to Parent’s knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case, which would have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Schedule 13E-3/Proxy Statement; Other Information.

None of the information provided by Parent or its Subsidiaries to be included in the Schedule 13E-3 or the Proxy Statement will, in the case of the Schedule 13E-3, as of the date of its filing (which shall be no later than 30 (thirty) days from the date hereof) and of each amendment or supplement thereto and, in the case of the Proxy Statement, (i) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto and (ii) at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any information so provided by Parent or Merger Sub that subsequently changes or becomes incomplete or incorrect to the extent such changes or failure to be complete or correct are promptly disclosed to the Company and to the further extent that Parent and Merger Sub reasonably cooperate with the Company in preparing, filing or disseminating updated information to the extent required by Law. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by the Company or any of its Representatives that is contained or incorporated by reference in the Proxy Statement or the Schedule 13E-3.

Section 4.5 Financing.

Parent has delivered to the Company true, accurate and complete copies of (a) executed equity commitment letters to provide equity financing to Parent and/or Merger Sub and (b) an executed debt commitment letter and related term sheets (the “Debt Commitment Letter” and together with the equity commitment letters described in clause (a), the “Financing Commitments”) pursuant to which, and subject to the terms and conditions thereof, certain lenders and their Affiliates have committed to provide and arrange the financings described therein, the proceeds of which may be used to consummate the Merger and the other transactions contemplated by this Agreement (the “Debt Financing” and together with the equity financing referred to in clause (a), the “Financing”). As of the date of this Agreement, (i) the Financing Commitments are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any respect (except as permitted by this Agreement) and (ii) neither Parent nor Merger Sub is in breach of any of the terms or conditions set forth therein that could reasonably be expected to constitute a failure to satisfy a condition precedent set forth in the Financing Commitments. As of the date of this Agreement, subject to the accuracy of the representations and warranties of the Company set forth in Article III, and the satisfaction of the conditions set forth in Sections 6.1 and 6.3, neither Parent nor Merger Sub has any reason to believe that it will be unable to satisfy the conditions of closing to be satisfied by it set forth in the Financing Commitments on the Closing Date. Assuming the funding of the Financing in accordance with the Financing Commitments and the true and correctness of the Company’s representations and warranties set forth in Article III, the proceeds from such Financing constitute all of the financing required for the consummation of the transactions contemplated by this Agreement, and, together with cash on hand from operations of the Company, are sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the Merger Consideration and the Option and Stock-Based Award Consideration (and any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation). All of the conditions precedent to the obligations of the lenders under the Debt Commitment Letter to make the Debt Financing available to Parent and/or Merger Sub are set forth in the Debt Commitment Letter, and the equity commitment letter contains all of the conditions precedent to the obligations of the funding party to make the equity financing thereunder available to Parent and/or Merger Sub on the terms therein. Notwithstanding anything in this Agreement to the contrary, one or more Debt Commitment Letters may be amended, modified, supplemented, restated or superseded at the option of Parent and Merger Sub after the date of this Agreement but prior to the Effective Time (the “New Financing Commitments”); provided that the terms of any New Financing Commitment shall not (i) reduce the aggregate amount of the Financing, (ii) expand upon the conditions precedent to the Financing as set forth in the Debt Commitment Letter in any material respect, or (iii) reasonably be expected to delay the Closing beyond the End Date. In such event, the terms “Debt Commitment Letter” and “Financing Commitments” as used herein shall be deemed to include the Debt Commitment Letters that are not so amended, modified, supplemented, restated or superseded at the time in question and the New Financing Commitments to the extent then in effect.

Section 4.6 Capitalization of Merger Sub.

As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.7 Finders or Brokers.

Neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.8 Lack of Ownership of Company Common Stock.

Neither Parent nor any of its Subsidiaries beneficially owns, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock. Other than the Support and Voting Agreements and the transactions contemplated thereby, there are no voting trusts or other agreements, arrangements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries nor are there any agreements, arrangements or understandings to which Parent or any of its Subsidiaries is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 4.9 Interest in Competitors.

Neither Parent nor Merger Sub owns any interest(s), nor do any of their respective Affiliates insofar as such Affiliate-owned interests would be attributed to Parent or Merger Sub under the HSR Act, in any entity or person that derives a substantial portion of its revenues from a line of business within the Company’s principal lines of business.

Section 4.10 No Additional Representations.

Parent acknowledges that it has conducted to its satisfaction an independent investigation of the Company in making its determination to proceed with the transactions contemplated by this Agreement. Parent acknowledges that neither the Company nor any person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives except as expressly set forth in Article III (or the Company Disclosure Schedules referred to therein), and neither the Company nor any other person shall be subject to any liability to Parent or any of its Affiliates resulting from the Company’s making available to Parent or Parent’s use of such information provided or made available to Parent or its Representatives, or any information, documents or material made available to Parent in the due diligence materials provided to Parent, other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, the Company makes no representation or warranty to Parent with respect to any financial projection, forecast, estimate or budget relating to the Company or any of its Subsidiaries, whether or not included in any management presentation, disclosure or otherwise delivered to or made available to Parent or Merger Sub or any of their respective Affiliates or any representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and its Subsidiaries or of the future business and operations of the Company and its Subsidiaries.

Section 4.11 Solvency.

As of the date hereof, to the knowledge of Parent and Merger Sub assuming (i) satisfaction of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger, or waiver of such conditions, (ii) the accuracy of the representations and warranties of the Company set forth in Article III (for such purposes, such representations and warranties shall be true and correct in all material respects without giving effect to any “knowledge”, materiality or “Company Material Adverse Effect” qualification or exception), and (iii) estimates, projections or forecasts provided by the Company to Parent prior to the date hereof have been prepared in good faith on assumptions that were and continue to be reasonable (provided, however, nothing herein shall be deemed to be a guarantee of the accuracy of the information set forth therein), immediately following the Effective Time and after giving effect to the Merger and the other transactions contemplated hereby, the Surviving Corporation and each of its Subsidiaries (on a consolidated basis) will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value (on a going concern basis) of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred debts beyond its ability to pay as they become due.

Section 4.12 Management Agreements.

Other than (i) this Agreement and (ii) the Support and Voting Agreements and the agreements, arrangements, transactions contemplated thereby, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the Board of Directors or any Participating Holders, on the other hand relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

Section 4.13 Disclaimer of Other Representation and Warranties.

Parent and Merger Sub do not make, and have not made, any representations or warranties, express or implied, in connection with the Merger and the transactions contemplated hereby other than those expressly set forth herein.

ARTICLE V

CERTAIN AGREEMENTS

Section 5.1 Conduct of Business by the Company and Parent.

(a) From and after the date of this Agreement and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be required, permitted or expressly contemplated by this Agreement or (iv) as set forth in Section 5.1 of the Company Disclosure Schedule, the Company agrees with Parent that (A) the business of the Company and its Affiliates shall be conducted in, and such entities shall not take any action except in, the ordinary course of business and the Company shall use commercially reasonable efforts to (1) preserve intact its and its Affiliates’ present business organization and capital structure; (2) maintain in effect all material Company Permits that are required for the Company or its Affiliates to carry on their respective businesses; (3) keep available the services of present officers and key employees; (4) maintain the current relationships with its lenders, suppliers and other persons with which the Company or its

Affiliates have significant business relationships; and (5) maintain the Real Property, including all of the Improvements, in substantially the same condition as of the date of this Agreement, ordinary wear and tear excepted, and shall not, except in the ordinary course of business, demolish or remove any of the existing Improvements or erect new Improvements on the Real Property or any portion thereof; provided, however, that no action by the Company or its Affiliates with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) The Company agrees with Parent, on behalf of itself and its Affiliates, that between the date of this Agreement and the Effective Time or the Termination Date, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company:

(i) shall not authorize, declare or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company) other than a dividend or distribution by a wholly owned Subsidiary of the Company to the Company in the ordinary course of business;

(ii) shall not, and shall not permit any of its Affiliates to, split, combine or reclassify any of its capital stock or other equity securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity securities, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(iii) except as required by existing written agreements or Company Benefit Plans, or as otherwise required by applicable Law (including Section 409A of the Code), shall not, and shall not permit any of its Affiliates to (A) except in the ordinary course of business, increase or accelerate the payment of the compensation or other benefits payable or provided to the Company’s present or former directors, officers or employees, (B) approve or enter into, and will use its reasonable best efforts to cause the Managed Practices not to approve or enter into, any employment, change of control, severance or retention agreement with any non-physician employee of the Company or Managed Practice (except (1) for employment agreements terminable on less than thirty (30) days’ notice without penalty or severance obligation or (2) for severance agreements entered into with employees (other than officers) in the ordinary course of business in connection with terminations of employment that do not involve payments in excess of $200,000), (C) approve or enter into, and will use its reasonable best efforts to cause the Managed Practices not to approve or enter into, any employment or retention agreement with any physician employee of the Company or Managed Practice that provides for potential aggregate annual compensation, severance or any change of control payment(s), in any such case, in excess of $750,000, or (D) establish, adopt, enter into, amend, terminate or waive any rights with respect to any (x) collective bargaining agreement, (y) any plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in the case of clause (y) only, as would not, individually or in the aggregate, cause the accelerated payment of any compensation or benefits or result in a material increase in cost to the Company or (z) any Company Benefit Plan;

(iv) shall not, and shall not permit any of its Affiliates to, change in any material respects any financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(v) shall not, and shall not permit any of its Affiliates to, adopt any amendments to its articles of incorporation or bylaws or similar applicable charter documents;

(vi) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Affiliates to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any of its Affiliates or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable options outstanding on the date of this Agreement), other than issuances of shares of Company Common Stock in respect of any exercise of Company Stock Options in each case outstanding on the date of this Agreement.

(vii) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Affiliates to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

(viii) shall not, and shall not permit any of its Affiliates to, incur, assume, guarantee, prepay or otherwise become liable for, modify in any material respect the terms of, any Indebtedness for borrowed money or become responsible for the obligations of any person (directly, contingently or otherwise), except for (A) any intercompany Indebtedness for borrowed money among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) Indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing Indebtedness for borrowed money set forth on Section 3.25 of the Company Disclosure Schedule without increasing the amount of such permitted borrowings or incurring breakage costs, and provided that, except as set forth on Schedule 5.1(b)(viii), any such Indebtedness is prepayable with out premium or penalty, or with premium or penalty that is no greater than the prepayment premium or penalty applicable to the Indebtedness replaced by such Indebtedness, (C) guarantees by the Company of Indebtedness or borrowed money of the Company, which Indebtedness for borrowed money is incurred in compliance with this Section 5.1(b)(viii), (D) Indebtedness for borrowed money incurred pursuant to the terms of agreements in effect prior to the execution of this Agreement, including amounts available but not borrowed as of the date of this Agreement, to the extent such agreements are set forth on Section 3.25 of the Company Disclosure Schedule and (E) Indebtedness for borrowed money not to exceed $5,000,000 (excluding existing plans for capital expenditures and working capital requirements of the Company for 2007 and the first quarter of 2008 that have previously been made available to Parent) in aggregate principal amount outstanding at any time incurred by the Company and its Subsidiaries other than in accordance with clauses (A)-(E), inclusive;

(ix) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall cause its Affiliates not to, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets, license or otherwise), any material portion of its or its Affiliates’ properties or assets, including the capital stock of Affiliates, other than in the ordinary course of business consistent with past practice with an aggregate value not to exceed $1,000,000 and other than (A) pursuant to existing agreements in effect prior to the execution of this Agreement, (B) as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated by this Agreement or (C) dispositions of obsolete equipment in the ordinary course of business consistent with past practice;

(x) shall not, and shall not permit any of its Affiliates to, modify, amend, terminate or waive any rights under any Company Material Contract, or any Contract that would be a Company Material Contract if in effect on the date of this Agreement, in any material respect in a manner which is adverse to the Company;

(xi) shall not, and shall not permit any of its Affiliates to, enter into any Company Material Contracts other than in the ordinary course of business;

(xii) shall not, and shall not permit any of its Affiliates to, enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Affiliate Transaction, other than continuing any Affiliate Transactions pursuant to the terms and conditions thereof in existence on the date of this Agreement;

(xiii) shall not, and shall not permit any of its Affiliates to, without the prior written consent of Parent, except to the extent required by Law, adopt or change any accounting method or accounting period for Tax purposes, make any amendment in any Tax Return, make or change any Tax election, settle or compromise any Tax liability of the Company or any of its Affiliates, agree to an extension of the statute of limitations with respect to the assessment or determination of material Taxes of the Company or any of its Affiliates, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

(xiv) shall not, and shall not permit any of its Affiliates to, adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company, or any of its Affiliates (other than the Merger);

(xv) shall not, and shall not permit any of its Affiliates to, write up, write down or write off the book value of any assets that are, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, other than as may be required by GAAP or applicable Law;

(xvi) shall not, and shall not permit any of its Affiliates to, pay, discharge, waive, settle or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (A) in the ordinary course of business consistent with past practice or (B) any claim, liability or obligation not in excess of $250,000 individually or $750,000 in the aggregate, excluding any amounts which may be paid under the Company’s or its Affiliates’ insurance policies;

(xvii) shall not and shall not permit any of its Affiliates to enter into any new line of business or discontinue any line of business;

(xviii) shall not and shall not permit any of its Affiliates to settle, pay or discharge, any litigation, investigation, arbitration, proceeding or other claim liability or obligation except in the ordinary course not in excess of $250,000 individually or $750,000 in the aggregate, excluding any amounts which may be paid under existing insurance policies;

(xix) except in the ordinary course of business and consistent with the Company’s historical practices and except as set forth in the Company plans for 2007 and for the first quarter of 2008, shall not and shall not permit any of its Affiliates to amend, modify, extend, renew or terminate any lease for any Leased Real Property, and shall not enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property; provided, however, that the above exceptions shall not apply to any transaction with any Affiliates of the Company;

(xx)(A) take, or fail to take, any action that could reasonably be expected to result in, any loss, lapse, abandonment, invalidity or unenforceability of any material Company Intellectual Property; or (B) enter into any agreement with any other person that materially limits or restricts the ability of the Company or any of its Affiliates to conduct certain activities or use certain assets (including any Company Intellectual Property);

(xxi) shall not and shall not permit any of its Affiliates to, authorize, or make any commitment with respect thereto, any capital expenditure in excess of $1,000,000 individually or $3,000,000 in the aggregate (including, without limitation, expenditures for acquisitions of assets or entities, joint ventures and the establishment of de novo centers), except for capital expenditures that are contemplated by the Company’s existing plan for capital expenditures for 2007 and the first quarter of 2008 previously made available to Parent;

(xxii) shall not and shall cause its Affiliates not to, fail to maintain in full force and effect material insurance policies covering the Company and its Affiliates and their respective properties, assets and businesses in a form and amount consistent with past practice;

(xxiii) shall not and shall not permit any of its Affiliates to take any action (including rescinding, amending or modifying any bylaw amendment or previous authorization or approval of the Board of Directors, Special Committee or disinterested directors) that would or could reasonably be expected to cause any Anti-Takeover Statute to be or become applicable to the Merger and the other transactions contemplated by this Agreement or to the Support and Voting Agreements and the agreements contemplated by the Support and Voting Agreements; or

(xxiv) other than transactions between the Company and its Subsidiaries or transactions among the Company’s Subsidiaries, shall not and shall not permit any of its Affiliates to make any loan or advances to any other person, except for (x) any loan or advance to any employee of the Company in the ordinary course of business not to exceed $10,000, or (y) any loan or advance to any other person not to exceed $50,000; or

(xxv) shall not, and shall not permit any of its Affiliates to acquire (including by merger, consolidation, or acquisition of stock or assets) or make any investment in any interest in any corporation, partnership, limited liability company, association, trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization (including, a Governmental Entity), or any division thereof or any assets thereof, except any such acquisitions or investments that are consistent with past practice and are for consideration that is individually not in excess of $1,500,000, or in the aggregate, not in excess of $5,000,000 for all such acquisitions by the Company and the its Subsidiaries and except for such acquisitions or investments that are contemplated by the Company’s existing plan for acquisitions and investments for 2007 and the first quarter of 2008 previously made available to Parent; or

(xxvi) shall not, and shall not permit any of its Affiliates to, agree, in writing or otherwise, or announce an intention, to take any of the foregoing actions.

(c) Parent agrees with the Company, on behalf of itself and its Affiliates, that, between the date of this Agreement and the Effective Time, Parent shall not, and shall not permit any of its Affiliates to, take or agree to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations) which would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, or to prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

(d) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Affiliates’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Affiliates’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Affiliates’ respective operations.

Section 5.2 Access.

(a) The Company shall afford, and shall cause its Affiliates, agents, and representatives to afford, to Parent and to its officers, employees, accountants, consultants, legal counsel, financial advisors, prospective financing sources, Affiliates and agents and other representatives (collectively, “Representatives”) reasonable access during normal business hours (and at other times as may be mutually agreed), throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Affiliates’ officers, employees, accountants, properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and shall furnish Parent with financial, operating and other data and information as Parent, through its officers, employees or other authorized representatives, may from time to time reasonably request in writing. Notwithstanding the foregoing, the Company shall not be required to afford such access if it would unreasonably disrupt the operations of the Company or any of its

Affiliates, would cause a violation of any agreement to which the Company or any of its Affiliates is a party, or would constitute a violation of any applicable Law, nor shall Parent or any of its Representatives be permitted to perform any onsite procedure (including any onsite environmental study) with respect to any property of the Company or any of its Affiliates, except, with respect to any on site procedure, with the Company’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

(b) Parent hereby agrees that all information provided to it or its Representatives in connection with this Agreement and the consummation of the transactions contemplated by this Agreement shall be kept confidential in accordance with the Confidentiality and Nondisclosure Agreement, dated as of May 8, 2007 between the Company and Vestar Capital Partners V, L.P. (the “Confidentiality Agreement”) which Confidentiality Agreement shall continue to apply.

Section 5.3 No Shop; Alternative and Superior Proposals.

(a) Subject to Section 5.3(b), from the date of this Agreement and continuing until the earlier of the receipt of the Company Shareholder Approval and the Termination Date, none of the Company, the Company’s Subsidiaries nor any of their respective Representatives shall, directly or indirectly (A) initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, any Alternative Proposal or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations, (B) participate in any way in any negotiations or discussions regarding, or furnish or disclose to any third party any information with respect to, or which could reasonably be expected to lead to, any Alternative Proposal, or (C) make a Change of Recommendation or approve or recommend, or publicly propose to approve or recommend, an Alternative Proposal or (D) enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement or arrangement providing for or relating to or which could reasonably be expected to lead to an Alternative Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing.

(b) Notwithstanding the limitations set forth in Section 5.3(a), at any time from the date of this Agreement and continuing until the earlier of the receipt of the Company Shareholder Approval and the Termination Date, if (A) the Company receives an unsolicited bona fide written Alternative Proposal which (i) constitutes a Superior Proposal or (ii) which the Special Committee or the Board of Directors determines in good faith could reasonably be expected to result in a Superior Proposal and (B) the Special Committee or the Board of Directors determines in good faith, after consultation with the Special Committee’s or the Company’s outside legal counsel and the Advisor that the failure of the Special Committee or the Board of Directors to take the actions set forth in clauses (x) and (y) below with respect to such Alternative Proposal would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s shareholders under applicable Law, then the Company may take the following actions: (x) furnish non-public information to the third party making such

Alternative Proposal (if, and only if, (1) prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement with confidentiality and standstill provisions in form no more favorable to such person than those contained in the Confidentiality Agreement and (2) all such information has previously been made available to Parent or is made available to Parent prior to, or concurrently with, the time it is provided to such third party) and (y) engage in discussions or negotiations with such third party with respect to such Alternative Proposal.

(c) The Company shall, and shall cause each of its Subsidiaries and their respective Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties (other than Parent, Merger Sub and their Representatives) that may be ongoing as of the date hereof with respect to or which could reasonably be expected to lead to an Alternative Proposal. The Company shall promptly (within 24 hours) advise Parent of the Company’s receipt of any request for information or request to discuss any Alternative Proposal or any Alternative Proposal and provide a copy of such request or Alternative Proposal made in writing or the material terms and conditions of such request or Alternative Proposal to the extent not made in writing, and shall keep Parent apprised as to the status and any material developments, discussions and negotiations concerning the same on a current basis. Without limiting the foregoing, the Company shall promptly (within 24 hours) notify Parent orally and in writing if it determines to begin providing information or to engage in negotiations concerning an Alternative Proposal pursuant to this Section 5.3(b). Promptly upon determination by the Special Committee or the Board of Directors that an Alternative Proposal constitutes a Superior Proposal, the Company shall deliver to Parent a written notice advising it that the Special Committee or the Board of Directors has made such determination, specifying the material terms and conditions of such Superior Proposal and the identity of the person making such Superior Proposal.

(d) Other than in accordance with this Section 5.3, neither the Special Committee nor the Board of Directors shall (i) withdraw or modify, or propose publicly to withdraw or modify in a manner adverse to Parent, the approval or recommendation by the Special Committee or the Board of Directors of or regarding the Merger or this Agreement or the other transactions contemplated by this Agreement; (ii) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, any Alternative Proposal; (iii) make any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer, or (iv) other than in connection with this Agreement and the Support and Voting Agreements and the agreements and transactions contemplated by this Agreement and the Support and Voting Agreements, exempt any person, agreement or transaction from the restrictions contained in any state takeover or similar laws, including in Sections 607.0901 and 607.0902 of the FBCA (each of the foregoing, a “Change of Recommendation”). Notwithstanding the foregoing, in response to the receipt of a Superior Proposal that was not solicited in violation of this Agreement by the Company or a Subsidiary or Representative of the Company and that has not been withdrawn or abandoned, the Board of Directors may, prior to the receipt of the Company Shareholder Approval, (x) make a Change of Recommendation and (y) enter into an agreement regarding a Superior Proposal if, (A) the Special Committee or the Board of Directors has concluded in good faith, after consultation with the Company’s or the Special Committee’s outside legal counsel and the Advisor, that the failure of the Special Committee or the Board of Directors to take such action would be inconsistent with the directors’ exercise of their fiduciary obligations to the

Company’s shareholders under applicable Law, (B) the Company has given Parent five (5) business days’ (the “Notice Period”) prior written notice of its intention to take such action (it being understood and agreed that the Company shall provide notice to Parent of any material amendment to the financial terms or other material terms of any such Superior Proposal and if at the time of such further notice, less than two business days remain in such Notice Period, such Notice Period shall be extended such that five business days remain in such extended period following the delivery to Parent of such further notice), which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the person making such Superior Proposal), and be accompanied by a copy of the proposed transaction agreements for such Superior Proposal and any other material documents relating thereto, and (C) during the Notice Period, the Board of Directors or the Special Committee shall and shall cause their respective Representatives to, negotiate with Parent and Merger Sub and their respective Representatives in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Alternative Proposal ceases to constitute a Superior Proposal, and (D) with respect to an action described in clause (x) or (y) above, the Company has complied in all material respects with its obligations under this Section 5.3 and the Company shall have terminated this Agreement in accordance with Section 7.1(g) hereof and paid the Company Termination Fee to Parent in accordance with Section 7.2(a)(ii). No Change of Recommendation shall change, modify or rescind any authorization, action or approval of the Special Committee (or disinterested directors) or the Board of Directors for purposes of causing any Anti-Takeover Statutes or other state law to be inapplicable to the transactions contemplated by this Agreement or the Support and Voting Agreement

(e) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

(f) As used in this Agreement, “Alternative Proposal” shall mean any bona fide proposal or offer made by any person or group of persons (other than a proposal or offer by Parent or any of its Subsidiaries) for or with respect to (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company or any Subsidiary or Subsidiaries of the Company whose business constitutes ten percent (10%) or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole (including capital stock of any Subsidiary of the Company), (ii) the direct or indirect acquisition in a single transaction or series of related transactions by any person of the assets of the Company and its Subsidiaries that constitute ten percent (10%) or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iii) the direct or indirect acquisition in a single transaction or series of related transactions by any person of ten percent (10%) or more of the outstanding shares of Company Common Stock, or (iv) any tender offer or exchange offer that if consummated would result in any person beneficially owning ten percent (10%) or more of the shares of Company Stock then outstanding.

(g) As used in this Agreement “Superior Proposal” shall mean an Alternative Proposal (with all percentages, in the definition of Alternative Proposal increased to 50%) on terms that the Special Committee or the Board of Directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation and its respective outside legal counsel, (i) is at least as likely to be consummated in accordance with its terms as the transactions contemplated by this Agreement and (ii) if consummated, would result in a transaction more favorable to the holders of Company Common Stock (other than the Participating Holders) than the transactions provided for in this Agreement, in each case with respect to clauses (i) and (ii), after taking into account such factors as it considers to be appropriate (with the advice of outside legal counsel) including, among other things, the person making such Alternative Proposal and all legal, financial, regulatory, fiduciary, timing and other aspects of this Agreement and such Alternative Proposal, including any conditions relating to financing, regulatory approvals or other events or circumstances beyond the control of the party invoking the condition and taking into account any revisions made or proposed in writing by Parent or Merger Sub prior to the time of determination.

Section 5.4 Filings; Other Actions.

(a) The Company, Parent and Merger Sub shall take or cause to be taken such actions as may be required to be taken under the Exchange Act any other federal securities Laws, and under any applicable state securities or “blue sky” Laws in connection with the Merger and the other transactions contemplated by this Agreement, including the Proxy Statement and the Schedule 13E-3. In connection with the Merger and the Company Meeting, the Company shall as promptly as practicable after the date hereof prepare and file (in not event later than November 30, 2007) with the SEC the Proxy Statement relating to the Merger and the other transactions contemplated by this Agreement, and the Company and Parent shall use all reasonable efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the Company’s shareholders, all as promptly as reasonably practicable; provided, however, that prior to the filing of the Proxy Statement, the Company shall consult with Parent with respect to such filings and shall afford Parent or its Representatives reasonable opportunity to comment thereon. Parent and Merger Sub shall provide the Company with any information for inclusion in the Proxy Statement which may be required under applicable Law and/or which is reasonably requested by the Company. The Company shall notify Parent promptly of the receipt of comments of the SEC and of any request from the SEC for amendments or supplements to the Proxy Statement or for additional information, and will promptly supply Parent with copies of all correspondence between the Company or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement or the Merger. Concurrently with the preparation and filing of the Proxy Statement, the Company, Parent and Merger Sub shall jointly prepare and file with the SEC the Schedule 13E-3. The parties shall cooperate and consult with each other in preparation of the Schedule 13E-3, including, without limitation, furnishing to the others the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Schedule 13E-3. Each of the Company, Parent and Merger Sub shall use its respective commercially reasonable efforts to resolve all SEC comments with respect to the Proxy Statement and the Schedule 13E-3 and any other required filings as promptly as practicable after receipt thereof. Each of the Company, Parent and Merger Sub agree to correct any information provided by it for use in the Proxy Statement or Schedule 13E-3 which shall have become false or misleading. If at any time prior to the Company Meeting any event should occur which is required by applicable Law to be set forth in an amendment of, or a supplement to, the Proxy Statement or the Schedule 13E-3, the Company will promptly inform Parent. In such case, the Company, with the cooperation of

Parent, will, upon learning of such event, promptly prepare and file such amendment or supplement with the SEC to the extent required by applicable Law and shall mail such amendment or supplement to the Company’s shareholders to the extent required by applicable Law; provided, however, that prior to such filing, the Company shall consult with Parent with respect to such amendment or supplement and shall afford Parent or its Representatives reasonable opportunity to comment thereon.

(b) Prior to the earlier of the Effective Time or the Termination Date, the Company and Parent shall cooperate with each other in order to lift any injunctions or remove any other legal impediment to the consummation of the transactions contemplated by this Agreement or the Support and Voting Agreements.

(c) Subject to the other provisions of this Agreement, the Company shall (i) take all action necessary in accordance with the FBCA and its amended and restated articles of incorporation and amended and restated bylaws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Shareholder Approval (the “Company Meeting”) (including mailing the Proxy Statement as soon as reasonably practicable after the SEC has cleared the Proxy Statement and holding the Company Meeting as soon as practicable after mailing the Proxy Statement), (ii) include in the Proxy Statement the Recommendation of the Board of Directors, based on the unanimous recommendation of the Special Committee, that the shareholders of the Company vote in favor of the approval of this Agreement and, as applicable, the written opinion of the Advisor, dated on or about the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock (other than the Participating Holders) and (iii) use all reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the transactions contemplated by this Agreement.

Section 5.5 Stock Options and Restricted Shares; Employee Matters.

(a) Stock Options and Restricted Shares. Except as otherwise agreed to in writing between the Company, Parent and Merger Sub:

(i) Each unexercised option to purchase or acquire shares of Company Common Stock (each, a “Company Stock Option”) granted under the Company Stock Plans or otherwise, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holder thereof, become fully vested and be converted into the right to receive from the Surviving Corporation at the Effective Time an amount in cash in U.S. dollars equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time and (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, with the aggregate amount of such payment rounded up to the nearest cent, less such amounts as Parent, the Company or the Paying Agent determine in good faith are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment. The vesting of a Company Stock Option as provided in the immediately preceding sentence shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such Company Stock Option.

(ii) Immediately prior to the Effective Time, except as set forth below, each award of restricted Company Common Stock (the “Restricted Shares”) shall be converted into the right to receive the Merger Consideration, less such amounts as Parent, the Company or the Paying Agent determine in good faith are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment.

(iii) Prior to the Effective Time, the Board of Directors or the Compensation Committee of the Board of Directors, as applicable, shall adopt amendments to the Company Stock Plans and the applicable Company Benefit Plans with respect to Company Stock Options and Restricted Shares to implement the foregoing provisions of Sections 5.5(a)(i), and 5.5(a)(ii) and the Company shall take all such actions as may be necessary to accelerate the vesting of all Company Stock Options that are not vested Company Stock Options as of the Effective Time.

(b) Employee Matters.

(i) For a period of one year following the Effective Time, Parent shall provide or cause to be provided, to each individual who is a current employee of the Company and its Subsidiaries as of the Effective Time (“Company Employees”) total compensation and benefits that are substantially comparable in the aggregate to the total compensation and benefits provided to Company Employees immediately before the Effective Time (excluding any equity based compensation, equity based benefits and nonqualified deferred compensation programs); provided, however, that nothing herein shall be construed to establish or amend any benefit plan, program, agreement or arrangement or to prevent the amendment or termination of any Company Benefit Plan or interfere with Parent’s or any of its Subsidiaries’ right or obligation to make such changes as are necessary to conform with applicable Law or shall cause or require the extension, renewal or amendment of, or prevent the expiration of, any employment agreement which shall expire, terminate or fail to renew pursuant to its terms during such period. Nothing in this Section 5.5(b)(i) or this Agreement shall limit the right of the Surviving Corporation or any of its Subsidiaries to terminate the employment of any employee at any time and for any or no reason.

(ii) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of service and shall not apply with respect to any equity-based arrangement. In addition, and without limiting the generality of the foregoing, (A) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan in which such Company

Employee participated immediately before the consummation of the Merger (such plans, collectively, the “Old Plans”), and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents in the plan year in which the Effective Time occurs, unless such conditions would not have been waived under the comparable Old Plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the plan year in which the Effective Time occurs as if such amounts had been paid in accordance with such New Plan.

(iii) The provisions of this Section 5.5(b) are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including for the avoidance of doubt any Company Employees), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 5.5(b) under or by reason of any provision of this Agreement).

Section 5.6 Commercially Reasonable Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, or as otherwise required by Section 6.3(c) each of the parties hereto shall use (and cause its Affiliates to use) its commercially reasonable efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) obtaining all necessary actions or nonactions, waivers, consents and approvals, including the Company Approvals and the Parent Approvals, from Governmental Entities and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining all necessary consents, approvals or waivers from third parties, including Third Party Consents, and all consents, approvals and waivers from third parties reasonably requested by Parent to be obtained in respect of the Company Material Contracts in connection with the Merger, this Agreement or the transactions contemplated by this Agreement, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement, and (iv) executing and delivering any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that prior to the Effective Time in no event shall the Company or any of its Affiliates, absent the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), pay or commit to pay any material fee, material penalties or other material consideration to any landlord or other third party to obtain any consent, approval or waiver required for the consummation of the Merger under any real estate leases or Company Material Contracts.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) promptly, but in no event later than fifteen (15) business days after the date of this Agreement, make their respective filings and thereafter make any other required submissions under the HSR Act; (ii) use commercially reasonable efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals; (iii) promptly inform the other party upon receipt of any material communication from the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other Governmental Entity regarding any of the transactions contemplated by this Agreement; and (iv) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Affiliates, from any third party and/or any Governmental Entity with respect to such transactions. The Company and Parent shall permit legal counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. Each of the Company and Parent agrees not to (A) participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate, (B) extend any waiting period under the HSR Act without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed) and (C) enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement without the prior written consent of the other party.

(c) In furtherance and not in limitation of the agreements of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.

(d) For purposes of this Agreement, “Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, or (ii) protect the national security or the national economy of any nation.

Section 5.7 Anti-Takeover Statutes.

If any Anti-Takeover Statute shall become applicable to the agreements or transactions contemplated by this Agreement or the Support and Voting Agreements, each of the Company and Parent and the members of their respective Boards of Directors (and, in the case of the Company, the Special Committee) shall grant all approvals and take all actions as are necessary to ensure that the transactions and agreements contemplated by this Agreement and the Support and Voting Agreements may be effectuated and consummated as promptly as practicable on the terms contemplated by this Agreement and the Support and Voting Agreements and shall otherwise act to eliminate or minimize the effects of such Anti-Takeover Statute on or with respect to the transactions and agreements contemplated by this Agreement and the Support and Voting Agreements.

Section 5.8 Public Announcements.

So long as this Agreement is in effect, the Company and Parent will consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated by this Agreement and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree to issue a joint press release announcing this Agreement.

Section 5.9 Director and Officer Liability.

(a) Parent shall not, and shall cause the Surviving Corporation not to, take any action to alter or impair, any exculpatory or indemnification provisions existing in the articles of incorporation or bylaws of the Surviving Corporation or in the written indemnification agreements set forth on Section 5.9(a) of the Company Disclosure Schedule for the benefit of any individual who served as a director or officer of the Company at any time prior to the Effective Time, provided that the Surviving Corporation shall, to the extent permitted by applicable Law, comply with all of the Company’s and its respective Subsidiaries’ obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the present and former officers and directors thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the Effective Time to the extent provided under the Company’s or such Subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof, including, without limitation, the adoption and approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement; and (ii) such persons against any and all Damages arising out of acts or omissions in connection with any such person serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries. Such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Surviving Corporation’s articles of incorporation and bylaws from the Effective Time until the expiration of the applicable statue of limitations with respect to any claims against such directors, officers or employees arising out of such acts or omissions. Any determination required to be made with respect to whether the conduct of an individual seeking indemnification has complied with the standards set forth under applicable Law shall be made by independent counsel mutually acceptable to the Surviving Corporation and such individual. For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect, the current policies of officers’ and directors’ liability insurance, employment practice insurance and fiduciary liabilities insurance maintained on the date hereof by the Company and its Subsidiaries (the “Current Policies”); provided, however, that the Surviving Corporation may, and in the event of the cancellation or termination of such policies shall substitute therefor policies with reputable and financially sound carriers providing such coverage and amount and containing such terms and conditions that are no less favorable to the covered persons in respect of claims arising from facts or events that existed or occurred prior to or at the Effective Time under the Current Policies; provided, further, however, that in no event will the Surviving Corporation be required to expend annually in excess of 300% of the annual premium currently paid by the Company under the Current Policies and if the annual premium exceeds such amount, the Surviving Corporation shall provide the maximum amount of coverage that can be obtained for such amount; provided, further, however, that in lieu of the foregoing insurance coverage, Parent may direct the Company to purchase “tail” insurance coverage that provides coverage no less favorable than the coverage described above, provided that the Company shall not be required to pay any amounts in respect of such coverage prior to the Closing.

(b) This Section 5.9 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, present or former directors, officers or employees of the Company or its Subsidiaries, their respective heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns, and the agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any such present or former director or officer is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to or in substitution for any such claims under any such policies.

(c) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity or (ii) transfers or conveys substantially all of its properties and assets to any person, then and in each case to the extent reasonably necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.9

Section 5.10 Notice of Certain Events.

Each of the parties hereto shall use commercially reasonable efforts to promptly notify the other party of:

(a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be expected to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect;

(b) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy, or the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which would reasonably be expected to cause the failure by such party to comply with or satisfy, any covenant, condition or agreement to be complied with or satisfied by it hereunder;

(c) the receipt by such party of any notice or other communication from any person alleging that the consent of such person, which consent is or could reasonably be expected to be material to the Company and its Subsidiaries or the operation of their businesses, is or may be required in connection with the transactions contemplated by this Agreement;

(d) the receipt by such party of any notice or other communication from any Governmental Entity (including those relating to the compliance with any Health Care Law) in connection with the transactions contemplated by this Agreement; or

(e) its learning of any actions, suits, claims, investigations or proceedings commenced against, or affecting such party that, if they were pending on the date of this Agreement, would have been required to be disclosed pursuant to this Agreement or which relate to the consummation of the transactions contemplated by this Agreement.

Section 5.11 Financing.

Parent and Merger Sub shall use its commercially reasonable efforts to obtain the Financing on the terms and conditions described in the Financing Commitments, including using its commercially reasonable efforts (i) to negotiate definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments, (ii) to satisfy all conditions on a timely basis to obtaining the Financing applicable to Parent and Merger Sub set forth in such definitive agreements that are within its control, (iii) to comply with its obligations under the Debt Commitment Letter and (iv) to enforce its rights under the Debt Commitment Letter. Parent shall give the Company prompt notice upon becoming aware of any material breach by any party of the Financing Commitments or any termination of the Financing Commitments. Parent shall keep the Company informed on a reasonable basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and shall not permit any amendment or modification to be made to, or any waiver of any material provision or remedy under, the Debt Commitment Letter except as expressly permitted by Section 4.5. In the event that Parent becomes aware of any event or circumstance that makes procurement of any portion of the Financing unlikely to occur in the manner or from the sources contemplated in the Financing Commitments, Parent shall immediately notify the Company, and Parent and Merger Sub shall use their respective commercially reasonable efforts to arrange any such portion from alternative sources on terms and conditions, taken as a whole, no less favorable to Parent or Merger Sub (as determined in the reasonable judgment of Parent and Merger Sub).

Section 5.12 Financing Cooperation.

From the date of this Agreement until Closing, the Company shall use commercially reasonable efforts to, and shall cause each of its Affiliates to, provide all cooperation reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Affiliates beyond the level of involvement ordinarily required in similar financing transactions) in connection with obtaining the financing contemplated by the Debt Commitment Letter, including (i) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses, business projections and similar documents required in connection with the financing contemplated by the Financing Commitments; provided that any private placement memoranda or prospectuses shall contain disclosure and financial statements reflecting the Surviving Corporation and/or its Affiliates as the obligor, (iii) using commercially reasonable efforts to cause its independent accountants to provide assistance and cooperation to Parent, including participating in a reasonable number of drafting sessions and accounting due diligence sessions, (iv) executing and delivering any pledge and security documents, currency or interest hedging arrangements or other definitive financing documents or other certificates, legal opinions and documents as may be reasonably requested by Parent (including certificates of the chief financial officer or any of the Company’s Affiliates with respect to financing matters) or otherwise facilitating the pledging of collateral as may be reasonably requested by Parent; provided that any obligations contained in such documents shall be effective no earlier than as of the Effective Time, (v) furnishing Parent and Merger Sub and their financing sources as promptly as practicable with financial and other pertinent information regarding the Company and its Affiliates as may be reasonably requested by Parent, including all financial statements and financial and other data of the type required by Regulation S-X and Regulation S-K, including audits thereto to the extent so required (which audits shall be unqualified), under the Securities Act and of the type and form customarily included in offering documents used in private placements under Rule 144A of the Securities Act, to consummate the offerings of debt securities contemplated by the Debt Commitment Letter (information required to be delivered pursuant to this clause (v) being referred to as, the “Required Financial Information”), (vi) obtaining accountants’ comfort letters, accountants’ consents, legal opinions, surveys and title insurance as reasonably requested by Parent, (vii) taking all actions reasonably necessary to (A) permit the lenders under the Debt Commitment Letter to evaluate the Company’s and its Affiliates’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements, and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, provided that such accounts, agreements and arrangements will not become active or take effect until the Effective Time, (viii) entering into one or more credit or other agreements on terms reasonably satisfactory to Parent in connection with the financing contemplated by the Debt Commitment Letter; provided that neither the Company nor any of its Affiliates shall be required to enter into any agreement that is not contingent upon the Closing (including the entry into any purchase agreement), and (ix) take all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the financing contemplated by the Debt Commitment Letter and the direct borrowing or incurrence of all of the proceeds of the financing contemplated by the Debt Commitment Letter. Neither the Company nor any of its Affiliates shall be required to pay any commitment or other similar fee or incur any other liability in connection with the financing contemplated by the Commitments prior to the Effective Time. Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company and its Affiliates for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the financing contemplated by the Commitments and any information utilized in connection therewith. Notwithstanding anything to the contrary, the condition set forth in Section 6.3(b) of this Agreement, as it applies to the Company’s obligations under this Section 5.12, shall be deemed satisfied unless the financing contemplated by the Debt Commitment Letter (or any alternative financing) has not been obtained as a result of the Company’s willful and material breach of its obligations under this Section 5.12. The Company hereby consents to the use of its and its Affiliates’ logos in connection with the financing contemplated by the Commitments; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Affiliates or the reputation or goodwill of the Company or any of its Affiliates. All non-public or otherwise confidential information regarding the Company and its Affiliates obtained by Parent or the Parent Representatives pursuant to this Section 5.12 shall be kept confidential by Parent in accordance with the Confidentiality Agreement. Notwithstanding the foregoing sentence, any offering documents, private placement memoranda, bank information memoranda, prospectuses or other documents prepared pursuant to this Section 5.12 shall contain such information as is customarily contained in documents for similar financing transaction.

Section 5.13 Transfer Tax.

All sales and transfer taxes, deed taxes, conveyance fees, recording charges and similar taxes, fees and charges imposed as a result of the change of control and transfer of the Real Property to Parent (collectively, the “Transfer Taxes”), together with any interest, penalties or additions to such Transfer Taxes shall be paid by the Surviving Corporation. The Company and Parent shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable laws in connection with the payment of such Transfer Taxes, and shall cooperate in good faith to minimize, to the fullest extent possible under such laws, the amount of any such Transfer Taxes payable in connection therewith.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger.

The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:

(a) The Company Shareholder Approval shall have been obtained.

(b) No Law, judgment, injunction, order or decree by any court or other tribunal of competent jurisdiction which prohibits the consummation of the Merger shall have been entered and shall continue to be in effect.

(c)(i) Any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been earlier terminated, and (ii) all other Company Approvals required to be obtained for the consummation, as of the Effective Time, of the transactions contemplated by this Agreement, shall have been obtained, other than any approval, consent or waiver the failure to obtain which would not (x) reasonably be expected, individually or in the aggregate, to have an adverse affect equal to or greater than 2.5% of the revenues, EBITDA or assets of the Company and its Subsidiaries, taken as a whole, (y) give rise to a violation of criminal law. As of the Effective Time, all such Company Approvals and Third Party Consents obtained by the Company shall remain in full force and effect and shall not have been revoked or materially modified.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger.

The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver by the Company of the following conditions:

(a) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, disregarding for these purposes any materiality or “Parent Material Adverse Effect” qualifications therein, except for such failures to be true and correct as would not have, individually or in the aggregate, a Parent Material Adverse Effect; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct only as of such date or period.

(b) Parent shall have in all material respects performed all obligations and complied with all the agreements required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by an executive officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d) Substantially contemporaneous with the Effective Time and in accordance with Section 2.2(a), Parent shall cause to be deposited with the Paying Agent cash in an aggregate amount sufficient to pay the Merger Consideration in respect of all Company Common Stock including Restricted Shares, plus cash to pay for the Company Stock Options pursuant to Section 5.5.

Section 6.3 Conditions to Obligation of Parent and Merger Sub to Effect and the Merger.

The obligation of Parent to effect the Merger is further subject to the satisfaction or waiver Parent of the following conditions:

(a) (i) Other than with respect to Sections 3.2(a), 3.2(b), 3.2(c), 3.3(a), and 3.26, the representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, disregarding for these purposes any materiality or “Company Material Adverse Effect” qualifications therein, except for such failures to be true and correct as would not have, individually or in the aggregate, a Company Material Adverse Effect, (ii) the representations and warranties of the Company set forth in Sections 3.2(a), 3.2(b), 3.2(c) and 3.3(a) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that, with respect to clauses (i) and (ii) above, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period.

(b) The Company shall have in all material respects performed all obligations and complied with all the agreements required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d) The Company shall have delivered to Parent a certificate in form and substance reasonably satisfactory to Parent, duly executed and acknowledged, certifying any facts that would exempt the transactions contemplated hereby from withholding under Section 1445 of the Code.

(e) Since the date of this Agreement, no change, circumstance or effect shall have occurred that has had or would reasonably be expected to have a Company Material Adverse Effect. For purposes of this Section 6.3(e), prior to obtaining the Company Shareholder Approval, facts, circumstances, events or changes that have a materially disproportionate adverse effect on the industries in which the Company and its Subsidiaries and Managed Practices operate in the United States shall constitute a Company Material Adverse Effect.

(f) The aggregate amount of Dissenting Shares shall be less than 5% of the total outstanding Shares immediately prior to the Effective Time.

(g) All Third Party Consents required to be obtained for the consummation, as of the Effective Time, of the transactions contemplated by this Agreement, as listed on Schedule 6.3(g) shall have been obtained.

(h) The representations and warranties of the Company set forth in Section 3.26 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date.

Section 6.4 Frustration of Closing Conditions.

Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or for terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement or failure to use its commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.6.

ARTICLE VII

TERMINATION

Section 7.1 Termination or Abandonment.

Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time in accordance with the following provisions (whether before or after any approval of the matters presented in connection with the Merger by the shareholders of the Company, unless specified otherwise herein):

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent if (i) the Effective Time shall not have occurred on or before April 21, 2008 (the “End Date”) and (ii) the failure of the Effective Time to have occurred by such date is not the result of, or caused by, the failure of the party seeking to exercise such termination right to perform or observe any of the covenants or agreements of such party set forth in this Agreement; provided, however, that if the Marketing Period has commenced on or before any such End Date, but not ended on or before any such End Date, such End Date shall automatically be extended through the earlier of (A) final day of the Marketing Period; or (B) the tenth business day after the original End Date; provided, further, that in the event Parent shall not have obtained the Financing by the End Date (as such date may be extended pursuant to the clause above) and the conditions set forth in Sections 6.1 and 6.3 are satisfied, notwithstanding the satisfaction of the conditions in Sections 6.1 and 6.3, Parent shall have the right to terminate this Agreement pursuant to this Section 7.1(b), but only if Holdings pays the Parent Termination Fee in accordance with Section 7.2(b) (and such termination shall not constitute a breach of the Parent’s obligation to close pursuant to Section 1.2);

(c) by either the Company or Parent if an injunction, order, decree or ruling (“Order”) shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used its commercially reasonable efforts to remove such Order or other action; provided, further, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a party if the issuance of such final, non-appealable Order or the failure of remove such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(d) by either the Company or Parent if the Company Meeting (including any adjournments or postponement thereof) shall have concluded and the Company Shareholder Approval contemplated by this Agreement shall not have been obtained;

(e) by the Company, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.2(a) or 6.2(b) and (ii) cannot be cured by the End Date, provided, however, that the Company is not then in material breach of this Agreement;

(f) by Parent, if (A) the Company, or any of its Subsidiaries or Representatives shall have failed to comply in any material respect with the provisions in Section 5.3 of this Agreement or the Board of Directors or the Special Committee shall have resolved to do so, or (B) the Company shall have breached or failed to perform in any material respect any of its representations, warranties or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.3(a) or 6.3(b) and (ii) cannot be cured by the End Date, provided, however, that Parent is not then in material breach of this Agreement;

(g) by the Company, if prior to obtaining the Company Shareholder Approval, (x) the Special Committee or the Board of Directors has concluded in good faith, after consultation with the Special Committee’s or the Company’s outside legal counsel and the Advisor, that, in light of a Superior Proposal, failure to terminate this Agreement would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders (other than the Participating Holders) under applicable Law, (y) the Company has complied in all material respects with Section 5.3, and (z) concurrent with such termination, the Company enters into a definitive agreement with respect to such Superior Proposal;

(h) by the Company, if Parent does not give effect to the Closing within five (5) business days after notice by the Company to Parent that the conditions set forth in Sections 6.1 and 6.3 are satisfied and Parent fails to effect the Merger within three (3) business days following the final day of the Marketing Period; provided, that at the time of such notice and at the time of such termination, the conditions set forth in Sections 6.1 and 6.3 shall in fact be and shall remain satisfied; provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(h) if, at the time of such termination, there exists a breach of any representation, warranty or covenant by the Company that would result in the failure to satisfy the closing conditions set forth in Section 6.3(a) or 6.3(b); and

(i) by Parent, if (x) the Board of Directors of the Company shall have effected a Change of Recommendation, or (y) the Company has failed to include the Recommendation in the Proxy Statement.

In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement shall terminate (except for the Confidentiality Agreement referred to in Section 5.2 and the provisions of Sections 7.2 and 8.2 through 8.14), and there shall be no other liability on the part of the Company or Parent to the other except: (A) as provided for in the Confidentiality Agreement; (B) as set forth in Section 7.2, as applicable; and (C) for liability arising out of fraud or an intentional breach of this Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity and may seek to prove additional damages as contemplated by Sections 7.3, 7.4 and 8.12 below, as applicable.

Actions taken by the Company pursuant to this Section 7.1 shall be taken by the Special Committee if then in existence.

Neither the Company nor Parent may terminate this Agreement or abandon the Merger except in accordance with the provisions of this Section 7.1.

Section 7.2 Termination Fees.

(a) Notwithstanding any provision in this Agreement to the contrary:

(i) in the event that (A) prior to the termination of this Agreement, any Alternative Proposal (substituting 50% for the 10% threshold set forth in the definition of Alternative Proposal) which could or could reasonably be expected to result in a transaction as favorable or more favorable to the holders of Company Common Stock (other than the Participating Holders) than the transactions provided for in this Agreement at such time as the bona fide intention of any person to make such Alternative Proposal is publicly proposed or publicly disclosed or otherwise made known to the Company prior to the time of such termination, (B) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b), by Parent or the Company pursuant to Section 7.1(d), or by Parent pursuant to Section 7.1(f), and (C) concurrently with or within nine (9) months after such termination, any definitive agreement providing for an Alternative Proposal shall have been entered into, the Company shall pay to Holdings a fee of $25,000,000 in cash (the “Company Termination Fee”); provided, no Company Termination Fee shall be payable if Holdings has previously paid the Parent Termination Fee pursuant to Section 7.1(b) or Section 7.2(b);

(ii) in the event that this Agreement is terminated by the Company pursuant to Section 7.1(g), on the date of execution of a definitive agreement with respect to such Superior Proposal, the Company shall pay to Holdings the Company Termination Fee;

(iii) in the event that this Agreement is terminated by Parent pursuant to Section 7.1(i), the Company shall pay the Company Termination Fee to Holdings no later than the second business day following the day of such termination;

(iv) in the event that this Agreement is terminated by Parent pursuant to Section 7.1(f) (regardless of whether Parent is entitled to payment pursuant to Section 7.2(a)(i)), by the Company pursuant to Section 7.1(g), by either party pursuant to Section 7.1(d), or by Parent pursuant to Section 7.1(i), the Company shall pay to Holdings, upon termination, an amount in cash equal to the sum of Parent’s and Merger Sub’s documented out-of-pocket fees and expenses reasonably incurred by it in connection with this Agreement and the transactions contemplated by this Agreement in an aggregate amount not to exceed $3,000,000 (the “Company Expense Reimbursement”); provided, however, that the existence of circumstances which could require the Company Termination Fee to become subsequently payable by the Company pursuant to Section 7.2(a)(i) shall not relieve the Company of its obligation to pay the Company Expense Reimbursement pursuant to this Section 7.2(a)(iv); and, provided, further, that the payment by the Company of the Company Expense Reimbursement pursuant to this Section 7.2(a)(iv) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 7.2(a)(i).

The Company Termination Fee and the Company Expense Reimbursement shall be paid by wire transfer of same day funds as directed by Holdings reasonably in advance. Notwithstanding any provision in this Agreement to the contrary, in no event shall the Company be required to pay the Company Termination Fee or the Company Expense Reimbursement referred to in this Section 7.2(a) on more than one occasion. Upon payment of the Company Termination Fee and the Company Expense Reimbursement, as applicable, the Company shall have no further liability with respect to this Agreement or the transactions contemplated by this Agreement to Parent, Merger Sub, their Affiliates or otherwise except for liability arising out of fraud or an intentional breach of this Agreement, in which case Parent shall have such rights and remedies as are contemplated by Sections 7.4 and 8.12 below (in addition to any amounts owed to such party under Section 7.2).

(b) In the event that this Agreement is terminated (i) by the Company or by Parent pursuant to Section 7.1(b) and the conditions set forth in Sections 6.1 and 6.3 would have been satisfied had the Closing been scheduled on the End Date, or (ii) by the Company pursuant to Section 7.1(e) or Section 7.1(h), then Holdings or its Affiliates shall pay, upon termination, $25,000,000 (the “Parent Termination Fee”) to the Company or as directed by the Company as promptly as reasonably practicable (and, in any event, within two (2) business days following such termination), payable by wire transfer of same day funds. Under no circumstances shall the Parent Termination Fee be payable more than once pursuant to this Section 7.2(b). Concurrently with the payment of the Parent Termination Fee, Holdings shall also pay to the Company an amount equal to the sum of the Company’s documented out of pocket fees and expenses reasonably incurred by it on and after September 24, 2007 in connection with this Agreement and the transactions contemplated by this Agreement in an aggregate amount not to exceed

$3,000,000 (the “Parent Expense Reimbursement”). Upon payment of the Parent Termination Fee and Parent Expense Reimbursement, neither Holdings, Parent nor Merger Sub shall have any further liability with respect to this Agreement or the transactions contemplated by this Agreement to the Company, its stockholders, Affiliates or otherwise except for liability arising out of fraud or an intentional breach of this Agreement, in which case the Company shall have such rights as are contemplated by Section 7.3 below.

(c) Any payment made pursuant to this Section 7.2 shall be net of any amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax Law.

(d) Each of Holdings, the Company, Parent and Merger Sub acknowledge and agree that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would have entered into this Agreement, and that any amounts payable pursuant to this Section 7.2 do not constitute a penalty but rather are liquidated damages in a reasonable amount to compensate the receiving party for efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby. Accordingly, if a party fails to pay the Company Termination Fee, the Company Expense Reimbursement or the Parent Termination Fee, as applicable, pursuant to this Section 7.2, and the receiving party commences a suit to obtain such payments, which results in a judgment against the paying party for the applicable amount due under this Section 7.2, such paying party shall pay the receiving party its costs and expenses (including reasonable attorney’s fees) in connection with such suit, together with interest on such amount at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.

Section 7.3 Limitation of Liability of Parent, Merger Sub and Their Affiliates.

Notwithstanding anything to the contrary in this Agreement and subject to Section 8.12(b) and the following sentence of this Section 7.3, if Parent and Merger Sub fail to effect the Closing or otherwise are in breach of this Agreement, then the monetary liability of Parent, Merger Sub and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates members, managers, general or limited partners or assignees, in the aggregate, shall be limited to an amount equal to the Parent Termination Fee and the Parent Expense Reimbursement or, in the circumstances described in the following sentence, the Parent Liability Cap, and no person shall have any rights under the Equity Commitment Letter, whether at law or in equity, in contract, in tort or otherwise. None of Parent, Merger Sub or any of their respective former, current and future direct and indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, mangers, general or limited partners or assignees shall have any further monetary liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement except as expressly provided herein, except in the event of fraud or an intentional breach of this Agreement, in which case the Company shall be entitled to all rights and remedies available at law or in equity solely with respect to the recovery of monetary damages, provided that in no event shall the Company seek to prove or recover damages that, together with any Parent Termination Fee and Parent Expense

Reimbursement received by the Company, exceed $40,000,000 (the “Parent Liability Cap”). The parties hereby agree that in the event Parent takes or fails to take any action or to perform any of its obligations under this Agreement or any related document based on Parent’s good faith determination, with a reasonable basis, that such action, inaction or non-performance is consistent with the terms of this Agreement or other related document, and it is ultimately determined that such action, inaction or non-performance was not consistent with the terms hereof or of such other related document, then the resulting breach by Parent shall not constitute an intentional breach or fraud by Parent for purposes of this Agreement.

Section 7.4 Limitation of Liability of the Company.

Notwithstanding anything to the contrary in this Agreement and subject to Section 8.12(a) and the following sentence of this Section 7.4, if the Company fails to effect the Closing or otherwise is in breach of this Agreement, then the monetary liability of the Company and any of its respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees, in the aggregate, shall be limited to an amount equal to the Company Termination Fee and the Company Expense Reimbursement, as applicable, and no person shall have any rights, whether at law or in equity, in contract, in tort or otherwise. None of the Company or its former, current and future direct and indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees shall have any further monetary liability or obligation relating to or arising our of this Agreement or the transactions contemplated by this Agreement except as expressly provided herein except in the event of fraud or an intentional breach of this Agreement, in which case the Parent shall be entitled to all rights and remedies available at law or in equity and may seek to prove and recover additional damages (in addition to any amounts otherwise owed to such party under this Agreement). The parties hereby agree that in the event the Company takes or fails to take any action or to perform any of its obligations under this Agreement or any related document based on the Company’s good faith determination, with a reasonable basis, that such action, inaction or non-performance is consistent with the terms of this Agreement or other related document, and it is ultimately determined that such action, inaction or non-performance was not consistent with the terms hereof or of such other related document, then the resulting breach by the Company shall not constitute an intentional breach or fraud by the Company for purposes of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties.

None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger or the termination of this Agreement.

Section 8.2 Expenses.

Except as set forth in Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring or required to incur such expenses.

Section 8.3 Counterparts; Effectiveness.

This Agreement may be executed in two or more consecutive counterparts (including by facsimile or electronic transmission), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, e-mail or otherwise) to the other parties.

Section 8.4 Governing Law.

This Agreement, and the rights of the parties and all actions arising in whole or in part under or in connection herewith, shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

Section 8.5 Jurisdiction; Enforcement. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the appropriate courts of the State of Florida or the United States District Court for the Middle District of Florida to the exclusion of any other forum or court. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Each of the Company, Parent and Merger Sub hereby consents to service being made through the notice procedures set forth in Section 8.7 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 8.7 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 8.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission, with confirmation (provided that any notice received by facsimile transmission or otherwise at the addressee’s location not on a business day or on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

Radiation Therapy Services Holdings, Inc.

c/o Vestar Capital Partners V, L.P.

245 Park Avenue, 41st Floor

New York, NY 10167

Attention: James L. Elrod, Jr.

Facsimile: (212) 808-4922

with copies (which shall not constitute notice) to:

Vestar Capital Partners V, L.P.

245 Park Avenue, 41st Floor

New York, NY 10167

Attention: General Counsel

Facsimile: (212) 808-4922

and

Kirkland & Ellis LLP

Citigroup Center

153 East 53rd Street

New York, NY 10022

Attn: Michael Movsovich

Facsimile: (212) 446-4900

To the Company (prior to the Closing):

Radiation Therapy Services, Inc.

2234 Colonial Boulevard

Fort Myers, Florida 33907

Attn: Chairman of the Special Committee

Facsimile: (239) 690-1328

with copies (which shall not constitute notice) to:

Shumaker, Loop & Kendrick, LLP

101 East Kennedy Boulevard

Suite 2800 Tampa,

Florida 33602

Attn: Darrell C. Smith

Facsimile: (813) 229-1660

and

Holland & Knight LLP

100 North Tampa Street

Suite 4100 Tampa,

Florida 33602-3644

Attn: Robert J. Grammig and Richard B. Hadlow

Facsimile: (813) 229-0134

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Merger Sub may designate, by written notice to the Company, a Subsidiary that is wholly owned by Merger Sub to be merged with and into the Company in lieu of Merger Sub, in which event this Agreement will be amended such that all references in this Agreement to Merger Sub will be deemed references to such Subsidiary, and in that case, and pursuant to such amendment, all representations and warranties made in this Agreement with respect to Merger Sub will be deemed representations and warranties made with respect to such Subsidiary as of the date of such designation and Parent and Merger Sub may, without the prior written consent of the other parties, assign any or all of their respective rights and interests hereunder to one or more of its Affiliates, designate one or more of its Affiliates to perform its obligations hereunder; in each case, so long as Parent is not relieved of any of its obligations hereunder; and provided further that Parent and Merger Sub may assign its rights and obligations hereunder to any person providing financing to such party for collateral assignment purposes. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.9 Severability. The parties intend for this Agreement to be enforced as written. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction; provided that, if any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable and, provided, further that upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 8.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto), the Support and Voting Agreements, and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to its subject matter and supersedes all other prior oral or written agreements and understandings between the parties with respect to the subject matter of this Agreement. Except for the provisions of Section 5.9 (which in each case shall inure to the benefit of the persons benefiting therefrom who are intended to be third-party beneficiaries thereof), this Agreement is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties hereto.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company (acting through the Special Committee, if then in existence), Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Company Shareholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NASDAQ Global Select Market require further approval of the shareholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the shareholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12 Specific Performance.

(a) The parties acknowledge and agree that immediate and irreparable harm would occur for which the payment of money would not compensate the affected party and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of Florida or any Federal court sitting in the State of Florida, without proof of actual damages or the posting of bond or other security, this being in addition to any other remedy to which they are entitled at law or in equity; provided, however, that if this Agreement is terminated by the Company pursuant to and in accordance with Section 7.1(g), Parent and Merger Sub’s sole and exclusive remedy shall be the remedies set forth in Section 7.2; provided, further, that in the event a court orders specific performance of this Agreement by the Company, such specific performance shall be in lieu of the Company Termination Fee and Company Expense Reimbursement.

(b) The parties acknowledge that the Company shall not be entitled to any injunction to prevent breaches of this Agreement by Parent or Merger Sub or any remedy to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedies with respect to any such breach shall be the remedies set forth in Section 7.2(b) and Section 7.3.

Section 8.13 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.14 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.15 Definitions.

(a) References in this Agreement to “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date of this Agreement directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership). References in this Agreement (except as specifically otherwise defined) to “Affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person, including such person’s Subsidiaries. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract (excluding through the exercise of rights under administrative services agreements, and transition agreement and stock pledges) or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to Parent, the actual knowledge after reasonable investigation of the executive officers of Parent and (ii) with respect to the Company, the actual knowledge after reasonable investigation of the following individuals: Joseph Biscardi, Madlyn Dornaus, Daniel E. Dosoretz, Daniel Galmarini, Michael J. Katin, James H. Rubenstein, David N.T. Watson, and Amy Bergin. As used in this Agreement, “business day” shall mean any day other than a Saturday, Sunday or a day on which the banks in Florida or New York are authorized by law or executive order to be closed. As used in this Agreement, “GAAP” means United States generally accepted accounting principles. As used in this Agreement, “Indebtedness” shall mean, with respect to any person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such person (i) for borrowed money (including overdraft facilities), (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases (in accordance with generally accepted accounting principles), (v) in respect of letters of credit and bankers’ acceptances, (vi) for Contracts relating to interest rate protection, swap agreements and collar agreements and (vii) in the nature of guarantees of the obligations described in clauses (i) through (vi) above of any other person. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. As used in this Agreement, “EBITDA” shall have the meaning ascribed to such term in the Company’s Fourth Amended and Restated Credit Agreement, dated December 16, 2005. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

(b) Each of the following terms is defined in the section set forth opposite such term:

Defined Term	Section
Advisor	3.18
Affiliate Transactions	3.24(ii)
Agreement	Introduction
Alternative Proposal	5.3(f)
Articles of Merger	1.3
Batan Insurance	3.22(b)
Board of Directors	Recitals
Book-Entry Shares	2.2(a)(i)
Business	3.2(f)
Cancelled Shares	2.1(c)

Defined Term	Section
Certificates	2.2(a)(i)
Change of Recommendation	5.3(d)(iv)
Closing	1.2
Closing Date	1.2
Code	2.2(b)(iii)
Company	Introduction
Company Approvals	3.3(b)(vii)
Company Benefit Plans	3.10(e)
Company Common Stock	2.1(a)
Company Disclosure Schedule	Article III
Company Employees	5.5(b)(i)
Company Expense Reimbursement	7.2(a)(iv)
Company Intellectual Property	3.16
Company Material Adverse Effect	3.1
Company Material Contracts	3.20(a)(xi)
Company Meeting	5.4(c)(i)
Company Permits	3.7(b)
Company Preferred Stock	3.2(a)
Company SEC Documents	3.4(a)
Company Shareholder Approval	3.19
Company Stock Option	5.5(a)(i)
Company Stock Plans	3.2(a)(iii)
Company Termination Fee	7.2(a)(i)(c)
Confidentiality Agreement	5.2(b)
Contracts	3.3(c)(i)
Current Policies	5.9(a)
Damages	5.9(a)(i)
Debt Commitment Letter	4.5(b)
Debt Financing	4.5(b)
Dissenting Shares	2.1(f)(i)(C)
Effective Time	1.3
End Date	7.1(b)(i)
Environmental Law	3.9(b)
ERISA	3.10(e)
ERISA Affiliate	3.10(b)
Exchange Act	3.3(b)(ii)
Exchange Fund	2.2(a)(ii)
FBCA	Recitals
Financing	4.5(b)
Financing Commitments	4.5(b)
GAAP	8.15(a)
Governmental Entity	3.3(b)(vii)
Hazardous Substance	3.9(c)
Health Care Laws	3.8(a)

Defined Term	Section
HSR Act	3.3(b)(iii)
Improvements	3.17(c)
Indebtedness	8.15(a)
Intellectual Property	3.16
Investments	3.2(f)
Investor	Recitals
Law	3.7(a)
Laws	3.7(a)
Leased Real Properties	3.17(b)
Lien	3.3(c)(i)
Managed Practice	3.7(a)
Marketing Period	1.2
Material Lease	3.3(d)(ii)
Measurement Date	3.2(c)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Introduction
New Financing Commitments	4.5
New Plans	5.5(b)(ii)
Notice Period	5.3(d)
Old Plans	5.5(b)(ii)(A)
Option and Stock-Based Award Consideration	2.2(a)
Order	7.1(c)
Other Incentive Awards	3.2(c)
Owned Real Properties	3.17(a)
Parent	Introduction
Parent Approvals	4.2(b)(iii)
Parent Disclosure Schedule	Article IV
Parent Expense Reimbursement	7.2(b)
Parent Material Adverse Effect	4.1
Parent Liability Cap	7.3
Parent Termination Fee	7.2(b)
Participating Holder	Recitals
Paying Agent	2.2(a)
Permitted Lien	3.3(c)(i)(D)
Programs	3.8(b)
Proxy Statement	3.13
Real Properties	3.17(b)
Recommendation	3.3(a)(iii)
Regulatory Law	5.6(d)
Representatives	5.2(a)
Required Financial Information	5.12
Restricted Shares	5.5(a)(i)
Rollover Shares	Recitals

Defined Term	Section
Sarbanes-Oxley Act	3.5
Schedule 13E-3	3.13(a)
SEC	3.4(a)
Securities Act	3.3(b)(iv)
Share	2.1(a)
Special Committee	Recitals
Subsidiaries	8.15(a)
Superior Proposal	5.3(g)
Surviving Corporation	1.1
Tax Return	3.14(b)
Taxes	3.14(b)(i)
Termination Date	5.1(a)
Transfer Taxes	5.13

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

RADIATION THERAPY SERVICES, INC.

By:	/s/ Leo Doerr
Name:	Leo Doerr
Title:	Chairman-Special Committee

RADIATION THERAPY SERVICES HOLDINGS, INC.

By:	/s/ Erin L. Russell
Name:	Erin L. Russell
Title:	Vice President

RTS MERGERCO, INC.

By:	/s/ Erin L. Russell
Name:	Erin L. Russell
Title:	Vice President

For purposes of Section 7.2 only:

RADIATION THERAPY INVESTMENTS, LLC

By:	/s/ Erin L. Russell
Name:	Erin L. Russell
Title:	Vice President